Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

dated as of December 22, 2010

by and among

DONALD SIRKIN,

DATA AND STAFF SERVICE CO.

EMPLOYEE STOCK OWNERSHIP PLAN,

DATA AND STAFF SERVICE CO.,

and

RLI INSURANCE COMPANY

i

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Allocation Schedule
Exhibit C	Form of Employment Agreement of Kirk Eland
Exhibit D	Form of Employment Agreement of Robert Ogle
Exhibit E	Form of Intellectual Property License Agreement
Exhibit F	Form of Lease Agreement
Exhibit G	Form of Employee Lease Agreement
Exhibit H	Form of Closing Agreement
Exhibit I	Form of Legal Opinion

Exhibit J	Form of Subdivision Bonds Reinsurance Agreement

SCHEDULES (OTHER THAN DISCLOSURE SCHEDULE)

Schedule 2.2(a)	Excluded Assets
Schedule 6.1	Permitted Business Activities
Schedule 6.5(a)	Governmental Filings
Schedule 6.5(e)	Third-Party Consents
Schedule 6.6	Intercompany Obligations
Schedule 6.7	Affiliate Agreements
Schedule 7.1(a)	Non-Retained Employees
Schedule 7.1(c)	Employee Agreements
Schedule 7.2(a)	Transaction Bonus Schedule
Schedule 9.1(b)	Required Governmental Approvals In Connection With Sellers’ Obligation to Close
Schedule 9.2(b)	Required Governmental Approvals In Connection With Acquiror’s Obligation to Close

DISCLOSURE SCHEDULE

Section 3.1(a)(i)	Capital Stock of DSSC and Transferred Subsidiaries
Section 3.1(a)(ii)	Capital Stock Rights
Section 3.1(a)(iii)	Capital Stock Agreements
Section 3.1(b)	Capital Stock Exceptions
Section 3.1(c)	Voting and Transfer Rights of Shares; Other Subsidiaries
Section 4.2	Conflicts
Section 4.3	Required Consents and Approvals
Section 4.4(a)(i)	Audited Financial Statements
Section 4.4(a)(ii)	Unaudited Financial Statements
Section 4.4(a)(iii)	Financial Statement Disclosures
Section 4.4(b)	Statutory Statements
Section 4.4(c)	Other Liabilities
Section 4.4(d)	Indebtedness
Section 4.5	Absence of Certain Changes
Section 4.6(a)	Policyholder Litigation
Section 4.6(b)	Extracontractual Obligations or Bad Faith Claim Litigation
Section 4.6(c)	Litigation
Section 4.6(d)	Resolved Litigation and Settlement Agreement
Section 4.6(f)	Plaintiff Litigation
Section 4.7(a)(i)	Compliance with Laws or Governmental Orders
Section 4.7(a)(ii)	Governmental Orders
Section 4.8(a)	Material Permits
Section 4.8(b)	Compliance with Material Permits
Section 4.8(c)	Permitted Jurisdictions

Section 4.9(a)	Exceptions to Ownership of Company Intellectual Property
Section 4.9(b)	Registered Intellectual Property and Proprietary Software
Section 4.9(c)	Exceptions to Ownership or Right to Use Material Intellectual Property
Section 4.9(d)(i)	Intellectual Property Agreements
Section 4.9(d)(ii)	Company Licenses
Section 4.9(e)	Intellectual Property Disputes
Section 4.10(a)(i)	List of Material Contracts
Section 4.10(a)(ii)	Exceptions to Material Contracts
Section 4.11(a)	Employee Benefit Plans
Section 4.11(f)	Employee Welfare Benefit Plans
Section 4.11(g)(i)	Employee Plan Compliance with Laws
Section 4.11(g)(ii)	Employee Plan Administered in Compliance with Laws
Section 4.11(l)	Distributions Under Amended and Restated Data & Staff Service Co. Executive Non-Qualified Retirement Plan
Section 4.12	Insurance Issued by CBIC
Section 4.13	Reinsurance Agreements
Section 4.14	Investment Assets
Section 4.15	Property and Casualty Insurance
Section 4.16(b)	Leased Real Property
Section 4.16(b)(iii)	Real Property Leases Material Breach or Default
Section 4.16(c)(i)	Exceptions to Tangible Personal Property
Section 4.16(c)(ii)	Liens on Tangible Personal Property
Section 4.17	Tax Matters
Section 4.18	Reserves
Section 4.19 (a)(i)	Examinations
Section 4.19(a)(ii)	Material Deficiencies
Section 4.19(a)(iii)	Exceptions to Commercial Domicile
Section 4.20	Affiliate Agreements
Section 4.21	Retained Assets
Section 4.22	Environmental Matters
Section 4.23(f)	Agents and Administrators

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of December 22, 2010, is entered into by and among Donald Sirkin, a resident of the State of Washington, in his individual capacity (“Mr. Sirkin”), Data and Staff Service Co. Employee Stock Ownership Plan (the “ESOP”, and together with Mr. Sirkin, the “Sellers”), Data and Staff Service Co., a Washington corporation (“DSSC”), and RLI Insurance Company, an Illinois domiciled insurance company (the “Acquiror”).

PRELIMINARY STATEMENTS

A.            The Sellers own all of the outstanding shares of common stock, $.01 par value (the “Shares”), of DSSC;

B.            DSSC is the direct record and beneficial owner of all of the outstanding shares of the capital stock of Contractors Bonding and Insurance Company, a Washington domiciled insurance company (“CBIC”), Construction Mortgage Company, a Washington corporation (“CMC”), Data and Staff Service Co. of Arizona, an Arizona corporation (“DSSC AZ”) and Northwest General Agency, Inc., a Washington corporation (“NWGA”). NWGA is the direct record and beneficial owner of ninety-five percent (95%) of the issued and outstanding shares of the capital stock of Alaska Frontier Insurance, Inc., a Washington corporation (“Alaska Frontier”, and together with CBIC, CMC, DSSC AZ and NWGA, the “Transferred Subsidiaries”); and

C.            The Sellers desire to sell to the Acquiror, and the Acquiror desires to purchase from the Sellers, the Shares upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1             Certain Defined Terms.  Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

Section 2.1             Purchase and Sale of the Shares.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, convey, assign, transfer and deliver to the Acquiror, free and clear of all Liens, and the Acquiror shall purchase, acquire and accept from the Sellers, all of the Sellers’ right, title and interest in and to the Shares.

Section 2.2             Excluded Assets; Retained Assets.

(a)           The parties agree that Mr. Sirkin, immediately prior to the Closing, shall purchase and acquire from the Companies, and DSSC shall cause the Companies to sell, convey, assign, transfer and deliver to Mr. Sirkin, all of the Companies’ right, title and interest in, to or under the assets, properties, contracts, rights and licenses set forth in Schedule 2.2(a) (collectively, the “Excluded Assets”) pursuant to documentation reasonably acceptable to the Acquiror.  The purchase price for the Excluded Assets shall be an amount equal to $6,307,953, or such other amount as may be required by any applicable Governmental Authority (the “Excluded Assets Purchase Price”), and Mr. Sirkin agrees to pay such Excluded Assets Purchase Price to the Companies on the Closing Date through an offset against the amount of the Closing Payment otherwise payable to Mr. Sirkin in accordance with Section 2.5(c). Sellers have delivered to the Acquiror true and correct copies of any appraisals and other materials used to establish the Excluded Assets Purchase Price.

(b)           The Acquiror expressly acknowledges and agrees that, notwithstanding any other provision of this Agreement to the contrary, (i) all assets currently used in the operation of the Business, or at the premises at which the Business is conducted, that are owned by Mr. Sirkin or PJ6, which assets are set forth in Section 4.21 of the Disclosure Schedule (the “Retained Assets”), and (ii) all of the capital stock of PJ6 and all of the assets owned by PJ6 shall remain the property of Mr. Sirkin following the Closing, and nothing in this Agreement shall require Mr. Sirkin to distribute, contribute, sell, assign, convey or otherwise transfer the Retained Assets, the capital stock of PJ6 or the assets owned by PJ6 to the Acquiror or the Companies.

Section 2.3             Closing.  On the last Business Day of the month in which the conditions set forth in Sections 9.1(b) and 9.2(b) are satisfied or waived in writing (provided, that if the date on which such conditions are satisfied or waived is less than three (3) Business Days prior to the end of a month, the closing shall occur on the last Business Day of the following month), or on such other date as the Sellers and the Acquiror may agree in writing (provided, however, that on either such date, the other conditions to closing specified in Section 9.1 and 9.2 are then satisfied or have been waived in writing), the transactions contemplated by this Agreement will take place at a closing (the “Closing”) that shall be held at 12:00 p.m. Pacific time at the offices of DSSC, 1213 Valley Street, Seattle, Washington 98109, or such other place as the Sellers and the Acquiror may agree in writing (the date on which the Closing takes place being the “Closing Date”).

Section 2.4             Purchase Price.  The purchase price for the Shares shall be an amount in cash equal to $137,200,000 (the “Purchase Price”).  The Purchase Price will be paid and adjusted pursuant to the provisions of Sections 2.5 and 2.6.

Section 2.5             Payment at Closing.

(a)           Not less than three (3) Business Days prior to the anticipated Closing Date, the Sellers will prepare and deliver to the Acquiror a notice (the “Closing Notice”) that sets forth (i) the Excluded Assets Purchase Price, (ii) the Share Repurchase Amount and (iii) a schedule (the “Allocation Schedule”) setting forth the portion of the Closing Payment to be paid to each Seller and the accounts to which the Acquiror shall transfer such amounts pursuant to Section 2.6.  The Allocation Schedule shall be prepared substantially in the form set forth set forth in Exhibit B, with such adjustments as are appropriate to reflect any changes to the

Excluded Assets Purchase Price, the Share Repurchase Amount and the total number of Shares owned by Mr. Sirkin and the ESOP as of the Business Day immediately preceding the date of the Closing Notice.

(b)           The Purchase Price payable at Closing shall be adjusted as follows: (i) (A) if the Excluded Assets Purchase Price exceeds $6,307,953, then the Purchase Price shall be increased by an amount equal to such excess or (B) if the Excluded Assets Purchase Price is less than $6,307,953, then the Purchase Price shall be decreased by an amount equal to such difference and (ii) if any Shares owned by the ESOP are redeemed by DSSC during the period beginning on the date hereof and ending on the Closing Date, then the Purchase Price shall be decreased on a dollar for dollar basis by the Share Repurchase Amount.  The Purchase Price as adjusted pursuant to this Section 2.5(b) shall be referred to herein as the “Closing Payment”.

(c)           At the Closing, the Acquiror shall pay the Closing Payment as follows, in each case in accordance with Section 2.6:

(i)            an amount of cash equal to the portion of the Closing Payment payable to the ESOP, as reflected in the Allocation Schedule, shall be paid to the ESOP; and

(ii)           an amount of cash equal to (A) the portion of the Closing Payment payable to Mr. Sirkin, as reflected in the Allocation Schedule, less (B) the Excluded Assets Purchase Price, shall be paid to Mr. Sirkin.

(d)           With respect to the reduction pursuant to Section 2.5(c)(ii) in the portion of the Closing Payment that otherwise would be paid to Mr. Sirkin, for federal income tax purposes, the reduction attributable to the transfer of the Excluded Assets shall be treated as received by Mr. Sirkin as consideration for the Shares sold by him and immediately thereafter transferred by him to the Companies in satisfaction of the amount payable by him to each of the Companies in connection with such transfer.

Section 2.6             Transactions; Closing Deliveries.  To document and consummate the transactions contemplated by this Agreement, at the Closing:

(a)           the Acquiror shall pay to the ESOP the portion of the Closing Payment payable to the ESOP, as reflected in the Allocation Schedule, by wire transfer of immediately available funds to the account designated by the ESOP in the Closing Notice;

(b)           the Acquiror shall pay to Mr. Sirkin the portion of the Closing Payment payable to Mr. Sirkin, as adjusted pursuant to Section 2.5(c)(ii), by wire transfer of immediately available funds to the account designated by Mr. Sirkin in the Closing Notice;

(c)           the Sellers shall deliver to the Acquiror one or more stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank;

(d)           DSSC shall deliver to the Acquiror written resignations of each of the directors and officers of the Companies other than those directors and officers with respect to which the Acquiror shall have notified DSSC in writing at least ten (10) Business Days prior to the Closing to not so resign;

(e)           Each of Mr. Sirkin, DSSC and the Acquiror (or one or more of its respective Affiliates, if applicable) shall execute and deliver each of the Ancillary Agreements to which it is a party;

(f)            The Acquiror shall deliver to the Sellers a certificate of an officer of the Acquiror, dated as of the Closing Date, as to the resolutions duly and validly adopted by the Board of Directors of the Acquiror evidencing its authorization of the execution, delivery and performance of this Agreement and such other documents as may be reasonably necessary to consummate the other transactions contemplated by the Ancillary Agreements;

(g)           DSSC shall deliver to the Acquiror a certificate of an officer of DSSC, dated as of the Closing Date, as to the resolutions duly and validly adopted by the Board of Directors of DSSC evidencing its authorization of the execution, delivery and performance of this Agreement and such other documents as may be reasonably necessary to consummate the other transactions contemplated by the Ancillary Agreements;

(h)           The ESOP shall deliver to the Acquiror a certificate of the trustee of the ESOP, dated as of the Closing Date, as to the authority of Mr. Sirkin, as trustee of the ESOP, to execute and deliver, on behalf of the ESOP, this Agreement and such other documents as may be reasonably necessary to consummate the other transactions contemplated by the Ancillary Agreements;

(i)            DSSC shall cause to be delivered to the Acquiror a legal opinion to the effect set forth in Exhibit J, dated as of the Closing Date;

(j)            Mr. Sirkin shall deliver to the Acquiror the certificate referred to in Section 9.2(a)(i)(C);

(k)           DSSC shall deliver to the Acquiror the certificate referred to in Section 9.2(a)(ii)(C);

(l)            the Acquiror shall deliver to the Sellers the certificate referred to in Section 9.1(a)(iii);

(m)          DSSC shall deliver to the Acquiror a certificate of good standing of each of DSSC, CBIC and Alaska Frontier issued by the appropriate Governmental Authority in the state of incorporation of each such Company, each of which shall be dated within twenty (20) Business Days of the Closing Date;

(n)           DSSC shall deliver to the Acquiror a copy of the Governing Documents of all of the Companies;

(o)           DSSC shall deliver to the Acquiror a copy of the certificate of authority for CBIC from each jurisdiction in which CBIC is required to obtain such certification;

(p)           Each of the Sellers shall deliver to the Acquiror a certification duly executed by each such Seller certifying in accordance with Section 1445 of the Code that such Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code and that such Seller is therefore exempt from the withholding requirements of said section;

(q)           DSSC shall cause each of R. Kirk Eland and Robert M. Ogle to execute and deliver to the Acquiror an employment agreement substantially in the form set forth in Exhibit C or Exhibit D, respectively;

(r)            DSSC shall deliver to the Acquiror a landlord estoppel certificate in the form required by the lease with respect to the parcel of Leased Real Property located in Phoenix, Arizona, executed by the lessor of such parcel of Leased Real Property;

(s)           DSSC shall deliver to the Acquiror the certificates evidencing the capital stock of each of the Transferred Subsidiaries owned directly or indirectly by DSSC; and

(t)            DSSC shall deliver to the Acquiror a certificate of the Chief Financial Officer of DSSC, dated as of the Closing Date, setting forth such Chief Financial Officer’s reasonable, good faith calculation of the expected aggregate maximum amount paid or to be paid by the Companies to the Employees from and after January 1, 2010 (the “Employee Payments Amount”) for the Initial Transaction Bonuses, the termination of the Deferred Compensation Plans and the bonuses described in Section 7.5, collectively.

Section 2.7             Payments and Computations.  Except for the payment of the Closing Payment that is to be paid at the Closing, each party will make each payment due to the other party to this Agreement at not later than 12:00 p.m., Central time, on the day when due.  All payments will be paid by wire transfer of immediately available funds to the account or accounts designated by the party receiving such payment no later than two (2) Business Days preceding the date of payment. Whenever any payment under this Agreement will be due on a day other than a Business Day, such payment will be made on the next succeeding Business Day, and such extension of time will be included in the computation of payment of interest.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MR. SIRKIN

Mr. Sirkin hereby represents and warrants to the Acquiror, as of the date hereof and as of the Closing Date, as follows; provided, that the parties hereto agree and acknowledge that the ESOP makes no express or implied representations or warranties under this Agreement:

Section 3.1             Capital Structure of the Companies; Ownership and Transfer of the Shares.

(a)           Section 3.1(a)(i) of the Disclosure Schedule sets forth the authorized capital stock of each of the Companies and the number of shares of capital stock of each of the Companies that are issued and outstanding (the “Capital Shares”).  All of the Capital Shares have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights. All of the Capital Shares are owned of record and beneficially by the Persons as set forth on Section 3.1(a)(i) of the Disclosure Schedule.  Other than as set forth on Section 3.1(a)(ii) of the Disclosure Schedule, there are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments (including phantom stock, stock appreciation, profit participation or other similar rights), in any such case, obligating any of the Companies to issue or sell any of its Capital Shares or securities convertible into or exchangeable for its Capital Shares (any such options, warrants, rights, agreements, arrangements or commitments, “Capital Rights”). Other than as set forth on Section 3.1(a)(iii) of the Disclosure Schedule, there are no agreements obligating any of the Companies to repurchase, redeem or otherwise acquire any Capital Shares or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(b)           Except as set forth on Section 3.1(b) of the Disclosure Schedule, the Sellers directly own all of the Shares, and DSSC owns, directly or indirectly, all of the Capital Shares of the Transferred Subsidiaries, free and clear of all Liens, except any Liens arising out of, under or in connection with this Agreement.  Except for this Agreement, there are no options or warrants or other rights, agreements, arrangements or commitments obligating (i) the Sellers to sell or transfer any of the Shares or (ii) DSSC or NWGA to sell or transfer any of the Capital Shares of the other Transferred Subsidiaries.

(c)           Except for this Agreement or as set forth in Section 3.1(c) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Shares or of the Capital Shares of any of the Companies.  Except as set forth in Section 3.1(c) of the Disclosure Schedule, DSSC has no direct or indirect Subsidiaries other than the Transferred Subsidiaries.

Section 3.2             NO OTHER REPRESENTATIONS OR WARRANTIES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE) AND IN THE OTHER TRANSACTION AGREEMENTS TO WHICH MR. SIRKIN IS A PARTY, MR. SIRKIN MAKES NO OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, WHETHER WRITTEN OR ORAL, AT LAW OR IN EQUITY, WITH RESPECT TO THE SELLERS, THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS, THE SHARES, THE COMPANIES, THE BUSINESS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND MR. SIRKIN DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY MR. SIRKIN, DSSC OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DSSC

DSSC hereby represents and warrants to the Acquiror, as of the date hereof and as of the Closing Date, as follows; provided, that the parties hereto agree and acknowledge that neither Mr. Sirkin nor the ESOP makes any express or implied representations or warranties under this Article IV:

Section 4.1             Incorporation, Qualification and Authority of the Companies; Authority of the Sellers.

(a)           Each of the Companies is a corporation duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to operate its business as now conducted.  Each of the Companies is duly qualified as a foreign corporation to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to be so qualified or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect.

(b)           The execution and delivery by DSSC of this Agreement, the consummation by DSSC of the transactions contemplated by, and the performance by DSSC of its obligations under this Agreement have been duly authorized by all requisite corporate action on the part of DSSC. This Agreement has been duly executed and delivered by DSSC, and (assuming due authorization, execution and delivery by the Sellers and the Acquiror) this Agreement constitutes a legal, valid and binding obligation of DSSC enforceable against DSSC in accordance with its terms, subject to the effect of (i) any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and (ii) subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(c)           Each Seller has all necessary power, legal capacity and authority to enter into, consummate the transactions contemplated by, and to carry out its obligations under, this Agreement and the Ancillary Agreements to which it is intended by this Agreement to be a party. The execution and delivery by each Seller of this Agreement and the other Ancillary Agreements to which such Seller is or will be a party, the consummation by each Seller of the transactions contemplated by, and the performance by each Seller of such Seller’s obligations under, this Agreement and such Ancillary Agreements have been duly authorized by all requisite action on the part of each Seller.  This Agreement has been, and upon execution and delivery, the Ancillary Agreements to which either Seller is or will be a party shall be, duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by DSSC and the Acquiror) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against such Seller in accordance with its terms, subject to the effect of (i) any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Law relating to or affecting creditors’ rights generally and (ii) subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.2             No Conflict.  Provided that all consents, approvals, authorizations and other actions described in Section 4.3 have been obtained or taken, except as set forth in Section 4.2 of the Disclosure Schedule and except as may result from any facts or circumstances relating to the Acquiror or its Affiliates, the execution, delivery and performance by the Sellers and DSSC of the Transaction Agreements to which they are or will be parties, and the consummation by the Sellers and DSSC of the transactions contemplated by such Transaction Agreements do not and will not (a) violate or conflict with the Governing Documents of any of the Companies, (b) conflict with or violate any Law or other Governmental Order applicable to any of the Companies, (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any material note, bond, mortgage, indenture or license, or any Material Contract, Material Permit or Real Property Lease, to which any of the Companies is a party or by which any of them or any of their respective properties or assets is bound or affected as of the date hereof or (d) result in the imposition of any Lien on the Shares or any of the material properties or assets of any of the Companies.

Section 4.3             Consents and Approvals.  The execution and delivery by the Sellers and DSSC of the Transaction Agreements to which they are or will be parties do not, and the performance by the Sellers and DSSC of, and the consummation of the transactions contemplated by the Transaction Agreements will not require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, except (a) in connection, or in compliance with, the notification and waiting period requirements of the HSR Act, if applicable, (b) as may be necessary as a result of any facts or circumstances relating to the Acquiror or its Affiliates or (c) as set forth in Section 4.3 of the Disclosure Schedule.

Section 4.4             Financial Statements; Absence of Undisclosed Liabilities.

(a)           Section 4.4(a)(i) of the Disclosure Schedule sets forth (i) the audited, consolidated balance sheet of the Companies as of December 31, 2009 and (ii) the audited, consolidated statement of operations and cash flows of the Companies for the annual period ended December 31, 2009, (collectively, the “Audited Financial Statements”).  Section 4.4(a)(ii) of the Disclosure Schedule sets forth (X) the unaudited, consolidated balance sheets of the Companies as of September 30, 2010 and (Y) the unaudited, consolidated statement of operations of the Companies for the nine-month period ended September 30, 2010 (collectively, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).  Except as set forth in Section 4.4(a)(iii) of the Disclosure Schedule, the Financial Statements are consistent in all material respects with the books of account of the Companies and have been prepared in all material respects in accordance with GAAP consistently applied throughout the periods involved, and present fairly, in all material respects, the financial condition and the results of operations of the Companies as of their respective dates and for the respective periods covered thereby, subject, in the case of the Unaudited Financial Statements, to the absence of statements of cash flows and of footnotes and normal year-end recurring adjustments that are not or would not reasonably be expected to be material in effect or amount.  The books of account of the Companies are complete in all material respects and have been maintained accurately in accordance with all applicable Laws in all material respects.

(b)           Section 4.4(b) of the Disclosure Schedule sets forth copies of the (i) annual statements of CBIC as of December 31, 2009, as filed with the Washington State Office of the Insurance Commissioner, including the statutory basis financial statements of CBIC, as audited by Ernst & Young LLP as of December 31, 2009 (collectively, the “Annual

Statements”), and (ii) quarterly statutory financial statements of CBIC for the period ended September 30, 2010 (the “Quarterly Statements”), in each case together with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith (the Annual Statements and the Quarterly Statements collectively, the “Statutory Statements”).  The Statutory Statements are consistent in all material respects with the books and records of the Companies and have been prepared in all material respects in accordance with SAP and in conformity with the practices consistently applied by CBIC and present fairly, in all material respects, the statutory financial position and results of operations of CBIC as of their respective dates and for the respective periods covered thereby.

(c)           None of the Companies has or, after giving effect to the transactions contemplated by Section 2.2(a), will have, any material liabilities or obligations of a type that would be required under GAAP to be reflected on a financial statement, other than liabilities or obligations (i) as set forth in Section 4.4(c) of the Disclosure Schedule, (ii) to the extent specifically reflected or accrued or reserved against in the Financial Statements or the Statutory Statements, (iii) that were incurred in the ordinary course of business consistent with past practice since September 30, 2010 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort or violation of Law by any of the Companies) and (iv) that are executory in nature under a Material Contract, Permit, Governmental Order or applicable Law (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort or violation of Law by any of the Companies).

(d)           Except as set forth in Section 4.4(d) of the Disclosure Schedule, none of the Companies have any Indebtedness.

(e)           The Excluded Assets are carried on the Audited Financial Statements in an amount equal to $1,985,067 in the aggregate and the tax basis for such Excluded Assets is equal to $1,646,600 in the aggregate. The Retained Assets are not reflected in the Financial Statements.

(f)            CBIC has filed or submitted all Statutory Statements required to be filed with or submitted to the insurance department of its jurisdiction of domicile on forms prescribed or permitted by such departments.  Such Statutory Statements complied in all material respects with all applicable Laws when filed or submitted and no material deficiency has been asserted in writing with respect to any of its Statutory Statements by the domiciliary insurance regulator that has not been remedied.  Except as indicated therein, all assets that are reflected on the Statutory Statements comply in all material respects with (i) all applicable Insurance Laws regulating the investments of CBIC and (ii) to the extent any such assets are reflected as admitted assets on the Statutory Statements, all applicable Insurance Laws with respect to admitted assets.

(g)           DSSC and CBIC maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP or SAP, as applicable. The records, systems, controls, data and information of DSSC and CBIC are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of DSSC and CBIC or their accountants (including all means of access thereto or therefrom) and are held or maintained in such places as may be required under all applicable Laws (including Insurance Laws). With respect to the Financial Statements, (i) there was no fraud or suspected fraud affecting DSSC or CBIC involving management or employees who had significant roles in DSSC’s or CBIC’s internal control over financial reporting and (ii) there were no allegations of fraud or suspected fraud affecting DSSC or CBIC received in communications from employees, former employees, regulators or others.

Section 4.5             Absence of Certain Changes.  Except as set forth in Section 4.5 of the Disclosure Schedule, from December 31, 2009 to the date hereof, (a) the Companies have conducted the Business in the ordinary course consistent with past practice, (b) there has not occurred any event that has had, or would reasonably be expected to have, a Material Adverse Effect and (c) there have been no events, actions or circumstances of the types described in Sections 6.1(a), (b), (c), (d), (e), (f), (h), (i), (j), (k), (l), (n) and (o).

Section 4.6             Litigation.

(a)           Section 4.6(a) of the Disclosure Schedule sets forth a list, as of the date hereof, of all policyholder litigation under policies or contracts of insurance or reinsurance written or assumed by CBIC that is pending against CBIC.

(b)           Section 4.6(b) of the Disclosure Schedule sets forth a list, as of the date hereof, of all Actions under policies or contracts of insurance or reinsurance written or assumed by CBIC alleging extracontractual obligations or bad faith claims that are pending or, to the Knowledge of DSSC, threatened in writing, against any of the Companies or any of their present or former officers, directors or employees in their capacities as such.

(c)           Section 4.6(c) of the Disclosure Schedule sets forth a list, as of the date hereof, of all Actions (other than Actions of the type described in Sections 4.6(a) and 4.6(b)) that are pending or, to the Knowledge of DSSC, threatened in writing, against any of the Companies or any of their present or former officers, directors or employees in their capacities as such.

(d)           Section 4.6(d) of the Disclosure Schedule sets forth a list of all litigation against any of the Companies that (i) has been adjudicated, settled or otherwise resolved during the five (5) years prior to the date hereof and (ii) (x) was adjudicated, settled or otherwise resolved above applicable policy limits, (y) pursuant to which the Companies admitted or were adjudicated to have acted in bad faith or (z) did not relate to policies or contracts of insurance or reinsurance written or assumed by CBIC.

(e)           There are no Actions pending or, to the Knowledge of DSSC, threatened in writing, against any of the Companies that question the validity of, or seek injunctive relief with respect to, this Agreement or the right of the Sellers or DSSC to enter into this Agreement.

(f)            Except as set forth in Section 4.6(f) of the Disclosure Schedule, other than Actions arising in the ordinary course of business from claims under policies or contracts of insurance or reinsurance written or assumed by CBIC within applicable policy limits, as of the date hereof, there are no Actions (other than counter claims) pending to which any of the Companies is a named plaintiff.

Section 4.7             Compliance with Laws.  Except as set forth in Section 4.7(a)(i) of the Disclosure Schedule, none of the Companies is in material violation of any, and each of the Companies has at all times in the past five (5) years complied in all material respects with all, Laws and/or Governmental Orders applicable to the Companies or to the conduct of the Business, provided, however, that this Section 4.7 shall not apply to compliance with a specific Law to the extent the subject matter of such Law is covered in other representations in this Article IV (it being understood that such other representations shall govern the compliance with Laws addressed therein).  Except as set forth in Section 4.7(a)(ii) of the Disclosure Schedule, none of the Companies is a party to, or bound by, any material Governmental Order.

Section 4.8             Governmental Licenses and Permits; Agreements with Regulators.

(a)           All material Permits held by the Companies, which are set forth in Section 4.8(a) of the Disclosure Schedule (collectively, the “Material Permits”), are all the material Permits that are necessary for the Companies to conduct the Business and to own or use their respective assets and properties, as such Business, assets and properties are conducted, owned and used in the ordinary course of business.

(b)           Except as set forth in Section 4.8(b) of the Disclosure Schedule, (i) all Material Permits are valid and in full force and effect, (ii) as of the date hereof, none of the Companies is in material default or violation of any of the Material Permits, and (iii) there is not pending, or to the Knowledge of DSSC, threatened, any Action seeking the modification, revocation, suspension, withdrawal or termination of any Material Permit.  Subject to obtaining the consents set forth in Section 4.3 of the Disclosure Schedule, none of the Material Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the transactions contemplated hereby.

(c)           Section 4.8(c) of the Disclosure Schedule sets forth, as of the date hereof, a true and correct list of each jurisdiction in which CBIC is qualified or licensed as an insurance company and the lines of insurance it is authorized to underwrite in each such jurisdiction.

(d)           Except as required by Laws of general applicability and the Permits maintained by CBIC, there are no (i) written agreements, memoranda of understanding, commitment letters or similar written undertakings binding any of the Companies and to which any of the Companies, on one hand, and any Governmental Authority, on the other hand, is a party, (ii) Governmental Orders binding on any of the Companies or (iii) board resolutions adopted by any of the Companies at the request of any Governmental Authority, in each case, which (a) limit the ability of CBIC to issue policies or enter into Reinsurance Agreements, (b) require any divestiture of any investment, (c) in any manner relate to the ability to pay dividends, or (d) require any investment of CBIC to be treated as non-admitted assets (or the local equivalent), nor has it been advised in writing by any Governmental Authority that it is contemplating any such undertakings.

Section 4.9             Intellectual Property.

(a)           The Companies either own free and clear of any Liens (other than Permitted Liens), or are licensed or otherwise possess legally enforceable rights to use, in the manner currently used in the Business, all Intellectual Property that is used in the Business as currently conducted by any of the Companies (“Company Intellectual Property”). Except as set forth in Section 4.9(a) of the Disclosure Schedule, and except for the Intellectual Property licensed pursuant to the Intellectual Property License Agreement, each item of Company Intellectual Property will, immediately subsequent to the Closing hereunder, continue to be owned or available for use by the Companies on such terms as are substantially similar to the terms pursuant to which the Companies, immediately prior to the date hereof, own or have the right to use the same.

(b)           Section 4.9(b) of the Disclosure Schedule sets forth, as of the date hereof, a true and correct list of all (i) registered copyrights, registered trademarks and service marks, Internet domain name registrations, trade names and corporate names, issued patents, and pending applications for any of the foregoing, owned by any of the Companies (“Registered Intellectual Property”) (including, where applicable, the jurisdictions where such Registered Intellectual Property is registered or where applications have been filed, the name of the registrant or applicant, and all registration or application numbers); (ii) unregistered trademarks and service marks used by one or more of the Companies in, and material to, the conduct of the Business; and (iii) proprietary software owned by any of the Companies that is material to the conduct of the Business, in each case, other than the Excluded Assets.

(c)           Except as set forth in Section 4.9(c) of the Disclosure Schedule, (i) to the Knowledge of DSSC, the Registered Intellectual Property is valid and enforceable in all material respects; (ii) no item of Registered Intellectual Property has been canceled, abandoned, adjudicated invalid or otherwise terminated; and (iii) all renewal and maintenance fees in respect of the Registered Intellectual Property (if applicable) have been duly paid.

(d)           Section 4.9(d)(i) of the Disclosure Schedule sets forth a true and correct list, as of the date hereof, of all written agreements to which any of the Companies is a party that relate to the use by it of Intellectual Property that is owned by a third party and is material to the conduct of the Business, excluding (i) written agreements from any current or former employee of any of the Companies relating to work performed while an employee of one of the Companies, with respect to which work such employee or former employee possesses no rights, title or interest and (ii) any unnegotiated shrink wrap agreements or click wrap agreements licensing rights in commercially available Software (“Third Party Licenses”).  Section 4.9(d)(ii) of the Disclosure Schedule sets forth a true and correct list, as of the date hereof, of all written agreements to which any of the Companies is a party and pursuant to which any Person is authorized to use, sell, distribute or license any of the Company Owned Intellectual Property (“Company Licenses”).  Each Third Party License and Company License is a legal, valid and binding obligation of one or more of the Companies and, to the Knowledge of DSSC, each other party to such Third Party License or Company License, as applicable, and is in full force and effect and is enforceable against such Company and, to the Knowledge of DSSC, each such other party, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity)).  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not cause any of the Companies to be in violation or default of any Third Party License or Company License.

(e)           To the Knowledge of DSSC, the conduct of the Business as currently conducted by the Companies does not infringe, misappropriate or violate the Intellectual Property of any Person. Except as set forth in Section 4.9(e) of the Disclosure Schedule, as of the date hereof, (i) none of the Sellers or the Companies has received any written claim or notice from any Person (A) alleging that any of the Companies is engaging in any activity that infringes, dilutes or misappropriates or otherwise violates any Intellectual Property right of any Person, or (B) which contests the ownership of the Company Owned Intellectual Property by a Company; and (ii) to the Knowledge of DSSC, there is no unauthorized use, infringement, misappropriation or other violation of any of the Company Owned Intellectual Property by any Person, including, without limitation, any employee or former employee of any of the Companies.

(f)            The computer systems and networks, including software, hardware and communications devices currently used in the conduct of the Business (collectively, the “Systems”), are sufficient for the current conduct of the Business.  During the twelve (12) months prior to the date hereof, no virus, worm, bug, error, failure, breakdown or substandard performance of any of the Systems has caused a material disruption, degradation or interruption of the use of such Systems by any of the Companies or of the conduct of the Business.

Section 4.10           Material Contracts.  Section 4.10(a)(i) of the Disclosure Schedule sets forth a true and correct list of each of the Material Contracts in effect as of the date hereof (specifying the appropriate subsection of the definition of Material Contracts to which such contract is responsive).  Except as set forth in Section 4.10(a)(ii) of the Disclosure Schedule, as of the date hereof, each Material Contract is a legal, valid and binding obligation of one or more of the Companies and, to the Knowledge of DSSC, each other party to such Material Contract, and is in full force and effect and is enforceable against such Company and, to the Knowledge of DSSC, each such other party, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity)).  None of the Companies is in default, nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a default by any of the Companies, under any Material Contract and, to the Knowledge of DSSC, no other party is in default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default by any other party, under any such Material Contract.  True and correct copies of all Material Contracts have been provided to the Acquiror.

Section 4.11           Employment and Employee Benefits Matters.

(a)           Section 4.11(a) of the Disclosure Schedule sets forth a list, as of the date hereof, of (i) all employee benefit plans (within the meaning of Section 3(3) of ERISA), (ii) all other retirement, welfare benefit, bonus, stock option, stock purchase, restricted stock, incentive, supplemental retirement, deferred compensation, retiree health, life insurance, severance, Section 125 flexible benefit, or paid time off plans, programs or agreements, and (iii) all individual employment, retention, termination, severance or other similar contracts, in each case, pursuant to which any of the Companies currently has any obligation with respect to any employee or former employee of any of the Companies or their predecessors, other than governmental plans or arrangements (the plans, programs, agreements and contracts described in clauses (i), (ii) and (iii) above are hereinafter referred to as the “Employee Plans”).

(b)           None of the Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer plan (within the meaning of Section 4001(a)(15) of ERISA).

(c)           Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received (or an application for such a letter has been filed and is currently pending with the Internal Revenue Service) a favorable determination letter or volume submitter opinion letter from the Internal Revenue Service that it is so qualified, and to the Knowledge of DSSC, no fact or event has occurred that would reasonably be expected to adversely affect the qualification of any such Employee Plan. The Companies have adopted or will adopt prior to the Closing all interim amendments that would be required to permit termination of such Employee Plans as of the date of Closing.

(d)           The Companies have made available to the Acquiror (i) copies of any determination letters received by the Companies from the IRS or any other Governmental Authority with respect to any Employee Plan, together with a copy of the most recent submission of a determination letter for each Employee Plan maintained for the employees of the Companies, and (ii) copies of any summary plan descriptions, summaries of material modifications or annual returns relating to any employee benefit plan (as defined in Section 3(3) of ERISA) that have been prepared, distributed or filed in the past three (3) years with respect to employees of the Companies.

(e)           None of the Employee Plans contain any provision which would prevent or restrict the Acquiror from amending or terminating such plan, except as required by applicable Law.

(f)            Each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is either funded through insurance or is unfunded for purposes of ERISA.  Except as set forth in Section 4.11(f) of the Disclosure Schedule, there are no reserves, assets, surplus or prepaid premiums under any such plan.  The Companies are not in material default under any such plan and all such plans are in compliance in all material respects with all applicable Laws in all material respects.

(g)           Except as set forth in Section 4.11(g)(i) of the Disclosure Schedule, each of the Employee Plans meets the requirements of the Code, ERISA and all other applicable Laws in all material respects.  None of the Employee Plans, any fiduciary thereof, or the Companies, is subject to any liabilities (other than normal liabilities and expenses associated with maintenance of such plan or arrangement as an ongoing benefit plan or arrangement) under ERISA or the Code or any other applicable Law.  Except as set forth in Section 4.11(g)(ii) of the Disclosure

Schedule, each of the Employee Plans has been administered in compliance in all material respects with its terms and with the applicable provisions of ERISA, the Code and all other federal, state and other applicable Laws (including, without limitation, any funding, filing, reporting, disclosure and fiduciary obligations and any prohibited transaction restrictions) and each fiduciary of an Employee Plan has administered such plan in compliance in all material respects with its terms and with the applicable provisions of ERISA, the Code and all other federal, state and other applicable Laws (including, without limitation, any funding, filing, reporting, disclosure and fiduciary obligations and any prohibited transaction restrictions).

(h)           Other than normal claims for benefits, there are and there have been no inquiries, proceedings, claims or suits pending or threatened, by any Governmental Authority or by any participant or beneficiary against the Companies, any Employee Plan, or any fiduciary or service provider of any Employee Plan with respect to the operation of such plan, and, to the Knowledge of DSSC, no basis exists to anticipate any such claim or claims.

(i)            Except as otherwise provided or anticipated by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) accelerate the time of payment or vesting or increase the amount of benefits due under any Employee Plan; (ii) constitute or result in a prohibited transaction under the Code or ERISA for which no exemption is available; (iii) result in a violation of fiduciary duty under ERISA; or (iv) cause any amounts payable under an Employee Plan or otherwise to be nondeductible under Code section 280G or subject to tax under Code section 4999 or obligate the Acquiror or any of the Companies to “gross up” or otherwise compensate any person because of the imposition of any tax under Code section 4999.

(j)            With respect to each Employee Plan, none of the Companies is currently liable for any material Tax arising under Section 511, 4971, 4972, 4975, 4979, 4980 or 4980B of the Code, and no fact or event exists that would give rise to any such material tax liability to the Companies.

(k)           As of the date hereof, (i) there are no collective bargaining agreements to which any of the Companies is a party with respect to any Employees of any of the Companies and (ii) to the Knowledge of DSSC: (A) there are no formal organizational campaigns, petitions or other material unionization activities seeking recognition of a bargaining unit in the Business, (B) there are no material strikes or work stoppages pending or threatened with respect to Employees of the Companies and (C) no such strike or work stoppage has occurred within the three (3) years preceding the date hereof.

(l)            With respect to Employees of the Companies, none of the Companies are (i) in violation of any Laws relating to the employment of the Employees of the Companies, and (ii) liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, in each case, except for such violations or noncompliance as has not had, and would no reasonably be expected to have, a Material Adverse Effect.  The employment of each Employee is terminable at will by the Company that employs such Employee.  Except as set forth in Section 4.11(l) of the Disclosure Schedule, no distribution has been made under the Amended and Restated Data & Staff Service Co. Executive Non-Qualified Retirement Plan.

(m)          This Section 4.11 contains the sole and exclusive representations and warranties pertaining to matters relating to the Employees of the Companies and ERISA.

Section 4.12           Insurance Issued by CBIC.  Except as set forth in Section 4.12 of the Disclosure Schedule:

(a)           All insurance contract benefits due and payable by or on behalf of CBIC have in all material respects been paid in accordance with the terms of the insurance contracts under which they arose, except for such benefits for which CBIC in its reasonable good faith discretion believes there is a basis to contest payment;

(b)           All forms for Policies issued by CBIC, and all amendments, applications, and certificates pertaining thereto, where required by applicable Laws, have been approved by all applicable Governmental Authorities or filed with and not objected to by such Governmental Authorities within the period provided by applicable Laws for objection;

(c)           Any rates of CBIC that are required to be filed with or approved by any Governmental Authority have been so filed or approved and the rates used by CBIC conform in all material respects thereto; and

(d)           During the three (3) year period prior to the date hereof, none of the Companies has received written notice of any material disputes with current or former producers, agents or brokers of any of the Companies concerning commissions except for such disputes that have been settled or otherwise resolved.

Section 4.13           Reinsurance.

(a)           DSSC has made available to the Acquiror copies of all Reinsurance Agreements to which CBIC is a party and has any existing rights or obligations that are not de minimus in nature or amount.  Except as set forth in Section 4.13 of the Disclosure Schedule, CBIC is not in default under any such Reinsurance Agreement, nor does there exist any event, condition or omission that would constitute a default (whether by lapse of time or notice, or both).  As of the date hereof, except as set forth in Section 4.13 of the Disclosure Schedule, there are no pending or, to the Knowledge of DSSC, threatened Actions with respect to any such Reinsurance Agreement.  Except as set forth in Section 4.13 of the Disclosure Schedule, none of the material Reinsurance Agreements to which CBIC is a party and has any existing rights or obligations, contain change in control provisions which would limit or terminate CBIC’s rights under such Reinsurance Agreements upon the consummation of the transactions contemplated hereby.

(b)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) since January 1, 2008, none of the Companies have received any written notice from any party to a Reinsurance Agreement that any amount of reinsurance ceded by CBIC to such counterparty will be uncollectible or otherwise defaulted upon, (ii) to the Knowledge of DSSC, no party to a Reinsurance Agreement under which CBIC is the cedent is the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (iii) from January 1, 2008 to the date hereof, there have been no disputes under any Reinsurance Agreement other than disputes in the ordinary course for which adequate loss reserves have been established and (iv) CBIC is entitled under applicable Law and applicable SAP to take full credit in its Statutory Statements for all amounts recoverable by it pursuant to any Reinsurance Agreement and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in its Statutory Statements.

(c)           With respect to any Reinsurance Agreement for which CBIC is taking credit on its most recent Statutory Statements, to the Knowledge of DSSC, from and after January 1, 2008 there has been no separate written or oral agreement between CBIC and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Reinsurance Agreement.

Section 4.14           Company Investment Assets.  DSSC has made available to the Acquiror a true and correct list of the investment assets beneficially owned by any of the Companies that are of the type required to be disclosed on Schedule B through DB of the Statutory Statements, including bonds, notes, debentures, mortgage loans, real estate, derivatives, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts (“Company Investment Assets”) as of September 30, 2010.  Except as set forth in Section 4.14 of the Disclosure Schedule, each of the Companies has good title to all of the Company Investment Assets it purports to own, free and clear of any Liens, other than Permitted Liens.

Section 4.15           Insurance.  Section 4.15 of the Disclosure Schedule sets forth a true and correct list of all current property and liability insurance policies covering any of the Companies.  All such policies are in full force and effect, and none of the Companies are in material default of any provision thereof, nor have any of the Companies received written notice of a cancellation of any policies.  Except as set forth in Section 4.15 of the Disclosure Schedule, none of the listed current property and liability insurance policies contain change in control provisions which would limit or terminate the coverage under such policies upon the consummation of the transactions contemplated hereby.

Section 4.16           Property.

(a)           As of the Closing Date, none of the Companies own any real property other than the real property to be transferred to Mr. Sirkin pursuant to Section 2.2.

(b)           (i) Section 4.16(b) of the Disclosure Schedule sets forth, as of the date hereof, all real property and interests in real property leased by any of the Companies, as lessee (each, a “Real Property Lease”, with the real properties specified in such leases being referred to herein individually as a “Leased Real Property”).

(ii)           The Companies have a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

(iii)          Except as set forth in Section 4.16(b)(iii) of the Disclosure Schedule, none of the Companies, nor to the Knowledge of DSSC any of the lessors, is in material breach or default (after expiration of applicable notice and cure periods) under any of the Real Property Leases and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such a breach or default, or permit termination, modification or acceleration under any of the Real Property Leases.

(iv)          There are no arrearages of rent or other costs or changes payable by the Companies under any Real Property Lease. Further, none of the Companies have received or given any written notice of default under any of the Real Property Leases which remains uncured or any written notice of termination of any Real Property Lease.

(v)           None of the Companies have received written notice that any of the Leased Real Properties is subject to any Governmental Order or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor and, to the Knowledge of DSSC, no such condemnation, expropriation or taking has been proposed or is contemplated.

(vi)          To the Knowledge of DSSC, all Taxes (including real and personal property Taxes and assessments and all special assessments, if any) pertaining to the Leased Real Properties have been paid in full on or before the date that such Taxes fall due, and there are no currently existing delinquencies with respect thereto.  None of the Companies have received any written notice of proposed local improvement charges or special levies with respect to any of the Leased Real Properties.

(vii)         DSSC has not received any written notice of violation of any applicable Law or of any covenant, restriction or easement affecting the Leased Real Properties or any part thereof or with respect to the use or occupancy of the Leased Real Properties or any part thereof has been given by any Governmental Authority having jurisdiction over such Leased Real Properties.

(viii)        None of the Companies have subleased, licensed or otherwise granted any Person or entity the right to occupy any Leased Real Property or any portion thereof.

(ix)           DSSC has delivered to the Acquiror true and correct copies of the Real Property Leases in effect as of the date hereof, together with all amendments, modifications or supplements, if any, thereto.

(c)           Except as set forth in Section 4.16(c)(i) of the Disclosure Schedule, the Companies are in possession of and have title to, or have a valid leasehold interest in or valid right to use, all material tangible personal property used in the conduct of the Business, other than the Excluded Assets, the Retained Assets and tangible personal property disposed of since the date hereof in the ordinary course. Except as set forth in Section 4.16(c)(ii) of the Disclosure Schedule, such tangible personal property is free and clear of all Liens, other than Permitted Liens.

Section 4.17           Taxes. Except as set forth in Section 4.17 of the Disclosure Schedule:

(a)           The Companies have timely filed (taking into account any valid and effective extensions thereof) all Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects.

(b)           The Companies have timely paid and discharged all Taxes due and owing by them (whether or not shown on any Tax Return) and the Companies have withheld, collected and paid over to the appropriate Tax Authorities or are properly holding for such payment all Taxes required by Law to be withheld or collected by them.

(c)           No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Companies.  No deficiency for any Taxes has been asserted in writing or assessed in writing by a Tax Authority against the Companies, which deficiency has not been settled or paid. None of the Companies has received in writing from any Tax Authority (including jurisdictions where the Company does not file Tax Returns) any (i) notice indicating an intent to open an audit or other similar review related to Tax matters, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax.

(d)           Since the date of the latest Financial Statement, none of the Companies has incurred any Taxes other than Taxes resulting from the operations in the ordinary course of business or from transactions contemplated by this Agreement.

(e)           None of the Companies is a party to any Tax Allocation Agreement with any Person that is not one of the Companies, and any such Tax Allocation Agreements shall be terminated immediately prior to the Closing at no cost to the Companies.

(f)            There are no material Liens for Taxes (other than Permitted Liens) on any properties or assets of the Companies.

(g)           No written claim has been made within the past three (3) years by a Tax Authority in a jurisdiction where none of the Companies files Tax Returns that any of the Companies may be subject to a material amount of Taxes assessed by such jurisdiction.

(h)           None of the Companies has waived in writing or, to the Knowledge of DSSC, has otherwise expressly waived in a manner binding on the Companies, any statute of limitations in respect of Taxes which waiver is presently in effect.

(i)            None of the Companies has agreed in writing or, to the Knowledge of DSSC, has otherwise expressly agreed in a manner binding on the Companies, to any extension of time with respect to an assessment or deficiency with respect to Taxes which extension is presently in effect.

(j)            DSSC has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)           None of the Companies has been a member of an affiliated group within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return

(other than such a group including solely one or more of the Companies) or filed Taxes on a combined, unitary or similar basis with any entity (other than one of the Companies) for foreign, state or local Tax purposes. None of the Companies has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor of any Person (other than another of the Companies).

(l)            Each of the Companies is, and has always been, an accrual method taxpayer for federal income tax purposes.  None of the Companies will be required for federal or state income tax purposes to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date (A) under Section 481 of the Code (or similar state statute) due to a change in method of accounting for a taxable period ending on or prior to the Closing Date or (B) as a result of any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date.

(m)          None of the Companies has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) required to be disclosed by one of the Companies to the Internal Revenue Service.

(n)           None of the Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(o)           Except to the extent other representations and warranties in this Article IV expressly relate to Taxes, the representations and warranties made in this Section 4.17 are the only representations and warranties made by DSSC with respect to matters relating to Taxes.

Section 4.18           Reserves. Except as set forth in Section 4.18 of the Disclosure Schedule, the insurance policy reserves of CBIC reflected in its Annual Statements were determined in all material respects in accordance with Actuarial Standards of Practice promulgated by the Actuarial Standards Board consistently applied, were not materially inconsistent with SAP, and satisfied the requirements of all applicable Law in all material respects, in each case, except as otherwise noted in such statutory financial statements and notes thereto.

Section 4.19           Regulatory Filings.  Section 4.19(a)(i) of the Disclosure Schedule lists any reports of examination (including, without limitation, financial, market conduct and similar examinations) of the Companies issued by any insurance regulatory authority, in any case, on or after December 31, 2003 (in each case, true and correct copies of such reports have been provided to the Acquiror). DSSC has made available for inspection by the Acquiror all Holding Company System Act filings or submissions made by any of the Companies with any insurance regulatory authority on or after December 31, 2003 and prior to the date hereof.  Except as set forth in Section 4.19(a)(ii) of the Disclosure Schedule, all material deficiencies or violations noted in the examination reports set forth in Section 4.19(c) of the Disclosure Schedule have been resolved to the reasonable satisfaction of the insurance department that noted such deficiencies or violations.  Except as set forth in Section 4.19(a)(iii) of the Disclosure Schedule, none of the Companies is “commercially domiciled” under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its respective jurisdiction of organization.

Section 4.20           Affiliated Transactions.  All material contracts, agreements, leases, licenses, commitments and other instruments, arrangements, relationships and understandings between any Company, on the one hand, and any officer, director or shareholder of any of the Companies, or any of their respective Affiliates, on the other (the “Affiliate Agreements”), are set forth in Section 4.20 of the Disclosure Schedule.

Section 4.21           Retained Assets.  Section 4.21 of the Disclosure Schedule sets forth a true and correct list of all of the material assets currently used in the operation of, or at the premises of, the Business that are directly owned by Mr. Sirkin.

Section 4.22           Environmental Matters.  Except as set forth in Section 4.22 of the Disclosure Schedule: (a) neither of the Sellers (with respect to any of the Companies) nor any of the Companies has received a written notice, request for information, claim or demand from any Governmental Authority or third party alleging liability in connection with any release, discharge or disposal of a Hazardous Material into the environment or the violation of any Environmental Law; (b) to the Knowledge of DSSC, there has been no release, discharge or disposal of Hazardous Materials on, at or under any real property owned or leased by any of the Companies during the period that it was owned or leased by any Company or arising out of the conduct of business by the Companies, that would reasonably be expected to result in the imposition of any material liability to any of the Companies under Environmental Laws; (c) to the Knowledge of DSSC, none of the Leased Real Properties is subject to any Lien in favor of any Governmental Authority for (i) material liability under any Environmental Laws or (ii) material costs incurred by a Governmental Authority in response to a release or threatened release of a Hazardous Material into the environment; (d) to the Knowledge of DSSC, with respect to the Leased Real Properties, or the operation of business by the Companies of the Business thereon, there are no material judicial or administrative proceedings pending or threatened arising under or relating to an Environmental Law or making any claim based on an Environmental Law for personal injury, wrongful death or property damage; and (e) the Companies have operated and are operating the Business in compliance in all material respects with any applicable Environmental Laws (including any qualifications, registrations, filings, licenses, permits, approvals or authorizations required under any applicable Environmental Law).  For the avoidance of doubt, nothing in this Section 4.22 shall be interpreted as a representation or warranty regarding any Losses relating to or arising from environmental matters under insurance contracts issued by CBIC.  This Section 4.22 contains the sole and exclusive representations and warranties pertaining to environmental matters, Environmental Laws and Hazardous Materials.

Section 4.23           Insurance Matters.

(a)           A.M. Best Company has assigned CBIC a financial strength rating of “A” (Excellent) and an issuer credit rating of “A” (Excellent).  As of the date hereof, CBIC has not received any written notice from A.M. Best Company indicating that such ratings will be modified, qualified, lowered or placed under such surveillance.

(b)           To the Knowledge of DSSC, the contracts and other agreements pursuant to which Agents act on behalf of CBIC are valid, binding and in full force and effect in all material respects in accordance with their terms and the parties to such contracts and agreements are not in default thereunder.

(c)           DSSC has provided to the Acquiror a true and correct copy of each Actuarial Analysis available from January 1, 2008 to the date hereof.  Any information and data furnished to actuaries, independent or otherwise, in connection with the preparation of the Actuarial Analyses was accurate in all material respects. Each such Actuarial Analysis was prepared in conformity with generally accepted actuarial principles in effect at such time, consistently applied (except as may be noted therein).

(d)           Except for regular periodic assessments in the ordinary course of business or assessments based on developments that are publicly known within the insurance industry, there are no material unpaid claims and assessments against CBIC, whether or not due, by any insurance guaranty association (in connection with that association’s fund relating to insolvent insurers), joint underwriting association, residual market facility or assigned risk pool. No such material claim or assessment is pending and CBIC has not received written notice of any such material claim or assessment against it by any insurance guaranty association, joint underwriting association, residual market facility or assigned risk pool.

(e)           All Policies in effect and any and all marketing materials have been, to the extent required under applicable Law, filed with or submitted to and not objected to by the relevant Governmental Authority within the period provided for objection, and such Policies and marketing materials comply in all material respects with the Insurance Laws applicable thereto and have been administered in accordance therewith.

(f)            Except as set forth in Section 4.23(f) of the Disclosure Schedule, to the Knowledge of DSSC, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) each of its Agents was duly licensed or approved for the type of activity and business conducted or written, sold, produced, underwritten or administered, (ii)  each of its Administrators was duly licensed for the type of activity conducted, (iii) no Agent or Administrator has violated or is currently in violation of any term or provision of any Law applicable to the writing, sale, production, underwriting or administration of business for CBIC and (iv) each Agent was appointed and compensated by CBIC in compliance with applicable Law and all processes and procedures used in making inquiries with respect of such Agent were undertaken in material compliance with applicable Law.

(g)           CBIC has duly and timely filed all material reports or other material filings required to be filed with any insurance regulatory authority in the manner prescribed therefor under applicable Laws and Permits, and no Governmental Authority has asserted any material deficiency or violation with respect thereto, except as has been cured or resolved to the satisfaction of the Governmental Authority.  Without limiting the foregoing, the Companies’ submissions, reports or other filings under applicable insurance holding company statutes or other applicable Insurance Laws with respect to contracts, agreements, arrangements and transactions between CBIC and its Affiliates are in compliance with the material requirements of all applicable insurance holding company statutes or other such Insurance Laws and all required approvals or deemed approvals of insurance regulatory authorities with respect thereto have been received or obtained.

(h)           DSSC has provided to the Acquiror true and correct copies of all material reports prepared by or on behalf of CBIC and submitted by or on behalf of CBIC to any insurance regulatory authority from January 1, 2008 to the date hereof relating to risk based capital calculations and insurance regulatory information systems ratios.

(i)            CBIC, Alaska Frontier and NWGA are the only Insurance Subsidiaries of DSSC.  The Companies conduct all of their insurance operations that are required by applicable Law to be conducted through a licensed insurance company through CBIC, which is duly licensed or authorized as an insurance company in its jurisdiction of incorporation and each other jurisdiction where it is required to be so licensed or authorized and is duly licensed or authorized in each such jurisdiction for each line of business written therein.

(j)            All the subdivision bonds issued by CBIC with the Class Code 796 that are in-force as of the date hereof are listed on Schedule A to the Subdivision Bonds Reinsurance Agreement.

Section 4.24           Brokers.  Neither the Sellers nor DSSC have not employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which the Acquiror or any of its Affiliates has or could have any liability.

Section 4.25           NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND THIS ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULE) AND IN THE OTHER TRANSACTION AGREEMENTS TO WHICH DSSC OR MR. SIRKIN IS A PARTY, NEITHER DSSC NOR ANY OTHER PERSON MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLERS, THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS, THE SHARES, THE COMPANIES, THE BUSINESS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND DSSC DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY DSSC, MR. SIRKIN OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

The Acquiror hereby represents and warrants to the Sellers, as of the date hereof and as of the Closing Date, as follows:

Section 5.1             Incorporation and Authority of the Acquiror.  The Acquiror is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power to enter into, consummate the transactions contemplated by, and to carry out its obligations under this Agreement.  The execution and delivery by the Acquiror of this Agreement, the consummation by the Acquiror of the transactions contemplated by, and the performance by the Acquiror of its obligations under this Agreement have been duly authorized by all requisite corporate action on the part of the Acquiror. This Agreement has been duly executed and delivered by the Acquiror, and (assuming due authorization, execution and delivery by the Sellers and DSSC) this Agreement constitutes a legal, valid and binding obligation of the Acquiror enforceable against the Acquiror in accordance with its terms, subject to the effect of (i) any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and (ii) subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.2             No Conflict.  Provided that all consents, approvals, authorizations and other actions described in Section 5.3 have been obtained or taken, except as may result from any facts or circumstances relating to the Sellers or the Companies, the execution, delivery and performance by the Acquiror of, and the consummation by the Acquiror of the transactions contemplated by, this Agreement do not and will not (a) violate or conflict with the Governing Documents of the Acquiror, (b) conflict with or violate any Law or Governmental Order applicable to the Acquiror or by which it or its properties or assets is bound or affected, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Acquiror pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which the Acquiror or any of its Affiliates is a party or by which any of such assets or properties is bound or affected.

Section 5.3             Consents and Approvals.  The execution and delivery by the Acquiror of the Transaction Agreements to which it is or will be a party do not, and the performance by the Acquiror of, and the consummation by the Acquiror of the transactions contemplated by the Transaction Agreements will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, except (a) in connection, or in compliance, with the notification and waiting period requirements of the HSR Act, if applicable, (b) as may be necessary as a result of any facts or circumstances relating to the Sellers or (c) as set forth in Section 5.3 of the Acquiror Disclosure Schedule.

Section 5.4             Absence of Litigation.  There are no Actions pending or, to the Knowledge of the Acquiror, threatened in writing against the Acquiror that question the validity of, or seek injunctive relief with respect to, this Agreement or the right of the Acquiror to enter into this Agreement.

Section 5.5             Securities Matters.  The Shares are being acquired by the Acquiror for its own account and without a view to the public distribution or sale of the Shares or any interest in them.  The Acquiror has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and the

Acquiror is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares.  The Acquiror understands and agrees that it may not sell, transfer, assign, pledge or otherwise dispose of any of the Shares other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws.

Section 5.6             Financial Ability.  The Acquiror has, and will have at the Closing, the financial ability to timely consummate the transactions contemplated by this Agreement.

Section 5.7             Investigation.  The Acquiror acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Companies and the Business and (b) has been furnished with or given adequate access to such information about the Companies and the Business as it has requested.  The Acquiror further acknowledges and agrees that (i) the only representations, warranties, covenants and agreements made by the Sellers are the representations, warranties, covenants and agreements expressly made in this Agreement and the other Transaction Agreements by the Sellers, and the Sellers make no other express or implied representation or warranty with respect to the Companies or the Business or with respect to any other information provided by the Sellers or any of their Affiliates or Representatives, whether or not in the electronic “data room” established by the Sellers for the Acquiror, including as to (A) merchantability or fitness for any particular use, (B) the operation of the Companies by the Acquiror after the Closing in any manner, or (C) the probable success or profitability of the ownership, use or operation of the Companies by the Acquiror after the Closing and (ii) any claim the Acquiror may have for breach of representation or warranty shall be based solely on the representations and warranties set forth in Article IV.  The Acquiror has not relied upon any other representations or other information made or supplied by or on behalf of Mr. Sirkin or by any Affiliate or Representative of Mr. Sirkin.

Section 5.8             Acquiror Impediments.  There is no civil, criminal or administrative action, suit, demand, claim, hearing, or to the Knowledge of the Acquiror, is there any investigation pending, or outstanding judgment, order, injunction or decree of any Governmental Authority, against the Acquiror or any of its Affiliates that would reasonably be expected, individually or in the aggregate, to impair or delay the ability of the Acquiror to obtain the required approvals (as applicable) or impair or delay the ability of the parties hereto to effect the Closing.

Section 5.9             Brokers.  Neither the Acquiror nor any of its Affiliates has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which the Sellers or any of their Affiliates has or could have any liability.

Section 5.10           NO OTHER REPRESENTATIONS OR WARRANTIES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE ACQUIROR DISCLOSURE SCHEDULE) AND IN THE OTHER TRANSACTION AGREEMENTS TO WHICH THE ACQUIROR OR ANY OF ITS AFFILIATES IS A PARTY, THE ACQUIROR MAKES NO OTHER EXPRESS OR IMPLIED

REPRESENTATION OR WARRANTY, WHETHER WRITTEN OR ORAL, AT LAW OR IN EQUITY, WITH RESPECT TO THE ACQUIROR OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND THE ACQUIROR DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY ACQUIROR OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1             Conduct of Business Prior to the Closing.  Except as required by applicable Law (provided that the Sellers shall deliver notice in writing to the Acquiror of such requirement to the extent legally permissible), as otherwise contemplated by, or necessary to effectuate, this Agreement or any of the other Transaction Agreements, and for matters identified in Schedule 6.1, from the date hereof through the Closing, unless the Acquiror otherwise consents in writing in advance (which consent shall not be unreasonably withheld, conditioned or delayed, other than with respect to the items described in Section 6.1(a)(i), (b), (c), (d), (e), (f)(i), (h), (j), (k), (l), (p), and (q) below, which consent may be withheld by the Acquiror at its sole discretion), DSSC will, and will cause the other Companies to, (i) conduct the Business in the ordinary course consistent with past practice; (ii) use commercially reasonable efforts to maintain, preserve and retain intact their business organizations related to the Business and to keep available the services of executive officers and key employees of the Companies; (iii) use commercially reasonable efforts to maintain, preserve and retain relationships with Agents and other parties that are material to any of the Companies; (iv) use commercially reasonable efforts to maintain its properties and assets in sufficient operating condition and repair to enable it to conduct its business in all material respects in the ordinary course of business consistent with past practice; and (v) with respect to the Business, not do any of the following:

(a)           declare, set aside, make or pay any dividend or other distribution in respect of, or repurchase any of (i) the Shares or (ii) the capital stock of CBIC other than such dividends or other distributions with respect to the capital stock of CBIC declared, set aside, made or paid in the ordinary course of business consistent with past practice that do not exceed in the aggregate $1,900,000;

(b)           acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division;

(c)           transfer, issue, sell or dispose of any shares of the capital stock or other securities of any of the Companies or grant options, warrants, calls or other rights to purchase or otherwise acquire any shares of the capital stock or other securities of any of the Companies other than in the ordinary course of business consistent with past practice in connection with the administration of the ESOP;

(d)           effect any recapitalization, reclassification, stock split or like change in the capitalization of any of the Companies;

(e)           amend or terminate the Governing Documents of any of the Companies;

(f)            make any change in (i) the accounting or reserving policies, practices or principles of CBIC in effect on the date hereof (other than any change required by applicable Law or SAP, provided that DSSC shall deliver written notice to the Acquiror prior to implementing any such change), or (ii) the underwriting or claims administration policies, practices or principles of CBIC in effect on the date hereof (other than any change that is required by applicable Law, SAP or in the ordinary course of business consistent with past practice);

(g)           except for the transfer of the Excluded Assets as contemplated by Section 2.2(a) and the lease of real property contemplated by the Lease Agreement, purchase, sell, lease, exchange, or otherwise dispose of or acquire any property or assets (other than transactions occurring in the ordinary course of business consistent with past practices, including with respect to Company Investment Assets) or make any capital expenditure for which the aggregate consideration paid or payable in any individual transaction is in excess of $75,000 or in the aggregate is in excess of $300,000;

(h)           incur any Indebtedness from third party lending sources (other than current trade accounts payable incurred in respect of property or services purchased in the ordinary course of business) or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances (other than, in each case, (i) in the ordinary course of business consistent with past practice in an amount less than $50,000 in the aggregate, and (ii) pursuant to intercompany borrowings (A) that will be repaid in full and terminated at Closing or (B) solely between or among the Companies);

(i)            enter into (other than as provided in Section 6.12) or terminate any Reinsurance Agreement other than, subject to Section 6.14, any renewal of an existing treaty or program in the ordinary course of business consistent with past practice, provided that no such renewal shall be entered into prior to ten (10) Business Days before the expiration of the relevant treaty or program;

(j)            (i) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses (other than as provided in Section 7.2(a)), incentives, pension or other benefits payable to any Employee, including any increase or change pursuant to any Employee Plan or (ii) establish or increase or promise to increase any benefits under any Employee Plan, in either case except as required by Law or any contract in existence on the date hereof;

(k)           mortgage, pledge or subject to any Lien (other than Permitted Liens) any asset of any Company;

(l)            enter into any contract that would, if entered into prior to the date hereof, have been an Affiliate Agreement;

(m)          amend in any material respect any Material Contract or enter into any contract that would, if entered into prior to the date hereof, have been a Material Contract;

(n)           (i) make, change or rescind any material election relating to Taxes, (ii) file any amended Tax Return, (iii) enter into any closing agreement or settle any Tax audit or proceeding relating to the Company, (iv) surrender any right to claim a refund of Taxes, (v) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or (vi) settle or compromise any material Tax liability, in each case, other than in connection with (A) intercompany tax settlements solely among the Companies or (B) subject to the terms of Section 7.4(b), the resolution of any 409A Non-Compliance;

(o)           conduct its cash management customs and practices (including the timing of, invoicing and collection of receivables and the accrual and payment of payables and other current liabilities) other than in the ordinary course of business consistent with past practice;

(p)           pay, or commit or otherwise have any obligation to pay, an aggregate amount in excess of $24,850,500 to the Employees for the Initial Transaction Bonuses, as a result of the termination of the Deferred Compensation Plans and the bonuses described in Section 7.5, collectively; or

(q)           enter into any legally binding commitment with respect to any of the foregoing.

Section 6.2             Access to Information.  From the date of this Agreement until the Closing Date, upon reasonable prior notice, and except as and to the extent determined by DSSC, upon the advice of counsel, to be necessary to (a) ensure compliance with any applicable Law, (b) preserve any applicable privileges (including the attorney-client privilege) or (c) comply with any contractual confidentiality obligations, DSSC shall, and shall cause the Companies and each of such Person’s respective Representatives, to (i) afford the Representatives of the Acquiror reasonable access, during normal business hours, to the offices, properties, books and records of the Companies, (ii) furnish to the Representatives of the Acquiror such additional financial and operating data and other information regarding the Companies as the Acquiror may from time to time reasonably request and (iii) make available to the Representatives of the Acquiror the employees of the Companies whose assistance and expertise is reasonably necessary to assist the Acquiror in connection with the Acquiror’s preparation to operate the Business and integrate the Companies and the Employees into the Acquiror’s organization following the Closing; provided, that DSSC shall notify the Acquiror in the event that it determines, upon the advice of counsel, that it is necessary to withhold or refrain from providing such access, information or availability of the employees of the Companies in accordance with this Section 6.2; provided, further, that such investigation shall (A) be coordinated through Mr. Sirkin or one or more representatives designated in writing by Mr. Sirkin, (B) be on a basis and follow procedures that the parties shall mutually agree upon and (C) not unreasonably interfere with any of the businesses, personnel or operations of the Sellers, the Companies or any of their respective Affiliates; and provided, further, that the auditors, actuaries and independent accountants of the Sellers, the Companies or any of their respective Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.  Any dispute relating to the reasonableness of such access shall be resolved through direct discussions between Mr. Sirkin and the Chief Executive Officer of the Acquiror.  For the avoidance of doubt, nothing in this Section 6.2 shall obligate the Sellers or DSSC to afford the Acquiror or its Representatives access to, or otherwise furnish to the Acquiror or its Representatives, any information relating to PJ6 or its business.  The parties acknowledge and agree, and the Acquiror shall notify any of its Representatives who are provided access to information pursuant to this Section 6.2, that (I) the Acquiror and DSSC are competitors and shall remain competitors until the Closing and (II) all information provided or made available to the Acquiror pursuant to this Section 6.2 shall remain subject to the confidentiality obligations set forth in the Non-Disclosure Agreement which, pursuant to Section 6.4(a), shall continue in full force and effect until the Closing or, if the Closing does not occur, in accordance with its terms.  If so reasonably requested by DSSC, the Acquiror shall enter into a customary joint defense agreement with any one or more of the Sellers and the Companies with respect to any information to be provided to the Acquiror pursuant to this Section 6.2.  Notwithstanding anything to the contrary contained herein, prior to the Closing, (x) DSSC shall not be required to provide access to or otherwise furnish to the Acquiror or its Representatives any list of any Agents of CBIC and (y) without the prior written consent of DSSC, which consent may be withheld by DSSC at its discretion, neither the Acquiror nor any of its Representatives shall contact any suppliers to, agents or producers of, or customers of the Companies concerning, or in connection with, the transactions contemplated by this Agreement.

Section 6.3             Preservation of Books and Records.  The Acquiror agrees that it shall use commercially reasonable efforts to preserve and keep, or cause to be preserved and kept, all material books and records in respect of the Business in the possession of the Companies, the Acquiror or its Affiliates for the longest of (a) any applicable statute of limitations, (b) the period required by any applicable insurance or other Law and (c) a period of six (6) years from the Closing Date.

Section 6.4             Confidentiality.

(a)           The terms of that certain Non-Disclosure Agreement dated January 11, 2010 (the “Non-Disclosure Agreement”), between DSSC and RLI Insurance Company are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Non-Disclosure Agreement shall terminate.  If, for any reason, the Closing does not occur, the Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms.

(b)           From and after the Closing, the Sellers and their Affiliates, on the one hand, and the Acquiror and its Affiliates (including the Companies), on the other hand, shall, and shall cause their respective Representatives to, maintain in confidence, and not use to the detriment of the other party (including for the purposes of competing with the other party or its Affiliates), any written, oral or other information relating to or obtained from the other party or its Affiliates (including with respect to the Acquiror following the Closing, the Companies), except that the foregoing requirements of this Section 6.4(b) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of information relating to or obtained from the Acquiror or its Affiliates, as a result of disclosure by either of the Sellers, their Affiliates or any of their respective Representatives and (B) in the case of information relating to or obtained from the Sellers or their Affiliates, as a result of disclosure by the Acquiror, any Company or any of their respective Affiliates or Representatives, (ii) any such information is required by applicable Law, Governmental Order or a Governmental Authority to be disclosed after prior notice that has been given to the Acquiror, (iii) any such information is to be disclosed in connection with any Action, or (iv) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party to this Agreement or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement.  For the avoidance of doubt, information relating to PJ6 and its business shall be considered confidential information of Mr. Sirkin for purposes of this Section 6.4(b).  Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such obligation of confidentiality.

Section 6.5             Regulatory and Other Authorizations; Consents.

(a)           The Acquiror and DSSC shall (and shall cause their applicable Affiliates to) (i) promptly, but, in the case of the filings and notifications set forth in Schedule 6.5(a), in no event later than ten (10) Business Days following the date hereof, make all filings and notifications with, and use their commercially reasonable efforts to, obtain all authorizations, consents, orders and approvals of, all Governmental Authorities that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, and the consummation of the transactions contemplated by, the Transaction Agreements, (ii) cooperate with the reasonable requests of each other in promptly seeking to obtain all such authorizations, consents, orders and approvals and (iii) take all actions as may be reasonably requested by any such Governmental Authorities to obtain such authorizations, consents, orders and approvals; provided, however, that nothing in this Section 6.5(a) shall obligate the Acquiror or any of its Affiliates to take or refrain from taking, or agree to take or refrain from taking, any action or suffer to exist any condition, limitation, restriction or requirement that, individually or in the aggregate, would result in, or would reasonably be expected to result in, a Burdensome Condition.  A “Burdensome Condition” shall mean any requirement to sell, divest, operate in a specified manner, hold separate or discontinue or limit, any material assets, businesses or operations of the Companies, taken as a whole, or the Acquiror, in each case, that would result in, or would reasonably be expected to result in, a material negative effect on the assets or businesses of the Companies, taken as a whole, or the Acquiror.  No party shall take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any required approvals.

(b)           Without limiting the generality of the foregoing, (i) the Acquiror shall promptly, but in no event later than ten (10) Business Days following the date hereof, (A) file a Form A Statement with the Washington State Office of the Insurance Commissioner and (B) file any required Form E Statements with the applicable state insurance regulatory authorities, and (ii) each of DSSC and the Acquiror shall promptly, but in no event later than ten (10) Business Days following the date hereof, (X) make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly after the date of this Agreement and (Y) make any filing that may be required under any other anti-trust or competition Law or by any other anti-trust or competition authority.  DSSC and the Acquiror agree to promptly supply any additional information and documentary material that may be requested with respect to any of the filings or notifications made with any Governmental Authority.  Each party shall have sole responsibility for its respective filing fees associated with insurance regulatory filings, the HSR filings and any other similar filings required in any other jurisdictions.

(c)           Each party shall promptly notify the other parties to this Agreement of any material communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and shall permit the other parties to review in advance any proposed material communication by such party to any Governmental Authority.  No party shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless such party consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Non-Disclosure Agreement and to Section 6.2, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as such parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act.

(d)           Each of DSSC and the Acquiror shall use its commercially reasonable efforts to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding that would have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement.

(e)           Each of DSSC and the Acquiror shall use its commercially reasonable efforts to obtain the consents and approvals set forth in Schedule 6.5(e) (the “Third Party Consents”); provided, however, neither party shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval.

Section 6.6             Intercompany Obligations.  Except for the intercompany obligations set forth in Schedule 6.6, the Sellers shall, and shall cause their Affiliates to, take such action and make such payments as may be necessary so that, prior to or concurrently with the Closing, the Companies, on the one hand, and the Sellers or their Affiliates (other than the Companies) on the other, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes, and advances regardless of their maturity and all intercompany receivables and payables for the amount due, including any accrued and unpaid interest to but excluding the date of payment. Nothing in this Section 6.6 shall require the Sellers to terminate or cancel, or cause the termination or cancellation of, any intercompany obligations exclusively between or among the Companies.

Section 6.7             Affiliate Agreements.  Except (i) as otherwise contemplated by the Transaction Agreements, (ii) as set forth in Schedule 6.7 or (iii) as otherwise agreed by the Sellers and the Acquiror in writing, the Sellers shall, and shall cause their Affiliates to, take such actions as may be necessary to terminate prior to or concurrently with the Closing all Affiliate Agreements.

Section 6.8             Ancillary Agreements.  The parties have agreed to the forms of agreements attached as Exhibits E, F, G, and H in relation to the Intellectual Property License Agreement, the Lease Agreement, the Employee Lease Agreement and the Closing Agreement, and shall, at or prior to the Closing, execute and deliver, or cause to be executed and delivered, each such agreement.

Section 6.9             D&O Liabilities.  From and after the Closing Date, for a period of six (6) years, the Acquiror shall not, and shall cause the Companies not to, amend or terminate any Governing Document or other agreement in such a manner that would reasonably be expected to affect adversely the rights of any individual who served as a director or officer of any of the Companies as of the Closing Date (each, a “D&O Indemnified Person”) to be indemnified and held harmless, under applicable Law or the Governing Documents of the applicable Company as they existed immediately prior to the Closing Date, against any Losses arising out of or pertaining to matters existing or occurring at or prior to the Closing Date and relating to the fact that such D&O Indemnified Person was a director or officer one of the Companies, whether asserted or claimed prior to, at or after the Closing Date.  From and after the Closing Date for a period of six (6) years, the Acquiror shall cause the Companies to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Companies with respect to matters existing or occurring at or prior to the Closing Date; provided, that the Acquiror or the Companies may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered); provided, further, that in lieu of maintaining the current policies of directors’ and officers’ liability insurance, the Acquiror may purchase “tail” coverage or otherwise replace such policies with coverage with a scope, policy limits and retained coverage not less favorable than the scope, policy limits and retained coverage currently provided.

Section 6.10           Further Action.

(a)           The parties shall (i) execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements, (ii) refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing, and (iii) cooperate in good faith to facilitate an orderly Closing and transition.

(b)           DSSC and the Acquiror shall keep each other reasonably apprised of the status of the matters relating to the completion of the transactions contemplated hereby, including with respect to the satisfaction of the conditions set forth in Article IX. DSSC and the Acquiror shall provide prompt written notice to each other of the occurrence, or failure to occur, of any event or the existence of any condition of which they have Knowledge that has caused any of the representations or warranties contained in this Agreement to be inaccurate or breached in any material respect at any time from and after the date of the execution of this Agreement, up to and including the Closing Date (except to the extent such representations and warranties are given as of a specific date or period and relate solely to such specific date or period and then as to such earlier date).

(c)           From time to time following the Closing, each party shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and such instruments, and shall take such reasonable actions as may be reasonably necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other parties.

Section 6.11           No Solicitations.  The Sellers agree that prior to the Closing Date, they will not, and they will cause the Companies and each of their respective representatives, officers, directors, agents and employees not to, directly or indirectly (a) solicit, initiate or encourage any inquiry, proposal or offer from any Person (other than the Acquiror) relating to any transaction involving the sale of the business or assets (other than sales of assets in the ordinary course of business) of any of the Companies, or any of the capital stock of any of the Companies, or any merger, consolidation, business combination, or similar transaction involving any of the Companies (each, an “Acquisition Transaction”); (b) participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any Person (other than the Acquiror) relating to or in connection with a possible Acquisition Transaction; or (c) accept any proposal or offer from any Person relating to a possible Acquisition Transaction.

Section 6.12           Subdivision Bonds Reinsurance.  DSSC shall cause CBIC to enter into a reinsurance agreement with Munich Reinsurance America, Inc. on the date hereof substantially in the form attached as Exhibit K (the “Subdivision Bonds Reinsurance Agreement”).

Section 6.13           SEC Filings.  DSSC shall cooperate and assist the Acquiror in obtaining the approval of Ernst & Young LLP to include Ernst & Young LLP’s audit report on the financial statements of the Companies in filings made by the Acquiror with the Securities and Exchange Commission, to the extent required by applicable Law.

Section 6.14           Renewal of Catastrophe Reinsurance Agreement.  Prior to renewing or replacing the catastrophe reinsurance coverage currently provided to CBIC pursuant to that certain Property Catastrophe Excess of Loss Reinsurance Contract, dated January 7, 2010, by and between CBIC and Axis Specialty Limited, CBIC shall provide the Acquiror with written notice (the “Renewal Notice”) of the terms and conditions of such renewal or replacement, which written notice shall include a copy of any written proposal, term sheet or letter of intent or other agreement relating thereto.  The Acquiror shall have a right of first refusal, exercisable by written notice to DSSC within five (5) Business Days of the Acquiror’s receipt of the Renewal Notice, to agree to provide such catastrophe reinsurance coverage to CBIC on substantially the same terms and conditions as those set forth in the Renewal Notice.  If the Acquiror fails to exercise such right within such five (5) Business Day period, CBIC may enter into such renewal or replacement without the prior written consent of the Acquiror.

Section 6.15           De-Linking of PJ6, Inc.  Mr. Sirkin shall (a) cause all links to the URL www.pj6.com and any web pages accessed through such URL, as well as all other references to PJ6, to be removed, as of the date hereof, from any web pages accessed through the URLs www.cbic.com or  www.gocbic.com and (b) use his commercially reasonable efforts to remove, as of the date hereof, all references to CBIC from any publicly-accessible web page accessed through the URL www.pj6.com.

ARTICLE VII

EMPLOYEE MATTERS

Section 7.1             Employment of Employees.

(a)           As of the Closing Date, the Companies shall continue to employ all of the Employees other than the individuals listed on Schedule 7.1(a).  Neither the Acquiror nor any of its Affiliates (including the Companies) shall be obligated, however, to continue to employ any Employee for any specific period of time following the Closing Date, subject to applicable Law.

(b)           Except as otherwise required by applicable Law, for a period of no less than one (1) year following the Closing Date, each Employee shall be entitled to receive while in the employ of the Acquiror, any of the Companies or any of their Affiliates at least the same base salary or hourly wages as was disclosed by DSSC to the Acquiror as being provided to such Employee by the Companies as of the date hereof, subject to any increase in salary or hourly wages granted by DSSC following the date hereof in accordance with Section 6.1(j).  Notwithstanding the foregoing, nothing in this section shall be construed to confer a right to continued employment with the Acquiror or any of its Affiliates (including, after the Closing, the Companies).

(c)           Each Company shall remain bound by and retain exclusive responsibility on and after the Closing Date for all individual employment, retention, termination, severance, relocation/sign on bonus and other similar agreements, all of which are listed in Schedule 7.1(c) (collectively, “Employee Agreements”) between such Company and any current or former employee of such Company.

(d)           Except as otherwise provided by Law, if the Closing occurs prior to December 31, 2010, then, for at least the period between the Closing Date and December 31, 2010, the Acquiror shall, or shall cause its applicable Affiliates to, (i) provide each Employee with an amount of vacation, sick and personal paid leave (collectively, “Paid Time Off”) that is no less than the amount of unused Paid Time Off such Employee has accrued with the Companies for the year during which the Closing occurs and (ii) provide Paid Time Off benefits to the Employee that are comparable to those provided under the applicable Paid Time Off program of the Acquiror or its Affiliates as in effect on the Closing Date.  Effective as of the Closing Date, the Acquiror shall, or shall cause its Affiliates (including the Companies) to, honor all obligations of the Companies for the unused Paid Time Off of the Employees that has accrued during the calendar year in which the Closing occurs.  Upon the later of the Closing Date and January 1, 2011, Acquiror will transition Employees to its vacation, floating holiday, sick day and short term disability programs, taking into account any service accrued while employed at any Company to the extent the benefit is based on years of service. No Employee shall carry over any prior year Paid Time Off after the effective date of such transition, except as required by applicable Law.

(e)           Except as otherwise provided by Law, notwithstanding anything to the contrary in the Agreement, the Acquiror shall, or shall cause its Affiliates to, provide severance benefits to any Employee who is laid off or terminated during the one-year (1-year) period following the Closing Date in accordance with the Acquiror’s standard severance policies or, if applicable, such Employee’s employment agreement with the Acquiror or any of its Affiliates (including the Companies), taking into account any service accrued while employed at any Company (the amount of any such Employee’s severance payment under the Acquiror’s standard severance policies or employment agreement, the “Standard Severance Amount”).  In addition to the Standard Severance Amount, so long as such Employee executes a general release  releasing the Companies and their Affiliates from any claims arising from or relating to such Employee’s employment with any of the Company or any of their Affiliates, the Acquiror shall pay to each Employee (other than Employees of Alaska Frontier) who is laid off or terminated during the one-year (1-year) period following the Closing Date a supplemental severance payment in an amount equal to the positive difference between (i) an amount equal to one (1) year of such Employee’s base salary or hourly wages as of immediately prior to the Closing Date minus (ii) the Standard Severance Amount with respect to such Employee (the amount of any such Employee’s supplemental severance payment, the “Supplemental Severance Amount”).  Any Supplemental Severance Amounts payable by the Acquiror shall be paid to the applicable Employees in a lump sum on the date that is six (6) months following the one year anniversary of the Closing or if the Employee is a “specified employee” within the meaning of Code Section 409A, six (6) months following the Employee’s separation from service (within the meaning of Code Section 409A), if later.  Following the payment by the Acquiror of all Supplemental Severance Amounts hereunder, the Acquiror shall provide a written notice to Mr. Sirkin setting forth (x) a list of the Employees (other than Employees of Alaska Frontier) who were laid off or terminated during the one-year (1-year) period following the Closing Date and (y) with respect to each such Employee, the Standard Severance Amount and Supplemental Severance Amount paid by the Acquiror to such Employee.  Promptly following the receipt of such notice by Mr. Sirkin, Mr. Sirkin shall reimburse the Acquiror for fifty percent (50%) of the aggregate severance payments (Standard Severance Amount and Supplemental Severance Amount) actually paid to each Employee (other than Employees of Alaska Frontier) in accordance with this Section 7.1(e) (net of any Tax benefits (determined using an assumed rate of 35%) to be received by the Acquiror or its Affiliates (including the Companies) as a result of providing the Standard Severance Amounts and the Supplemental Severance Amounts); provided that in no event shall Mr. Sirkin’s reimbursement obligation under this Section 7.1(e) with respect to any Employee exceed the Supplemental Severance Amount paid by the Acquiror to such Employee.  No Employee terminated for cause shall be entitled to receive a severance payment pursuant to this Section 7.1(e), and any such terminations for cause shall be handled by the Acquiror pursuant to its policies and procedures generally applicable to its employees.

(f)            The Acquiror shall, or shall cause its Affiliates to, credit the Employees for service earned and, in the case of Employees of CBIC’s Phoenix East branch, service credited with the Companies on the Closing Date, in addition to service earned with the Acquiror and its Affiliates (including the Companies) on or after the Closing Date, (i) to the extent that such service is relevant for purposes of eligibility, vesting or the calculation of paid time off, severance, layoff and similar benefits and for purposes of benefit accruals (but not for purposes of defined benefit pension benefit accruals other than future benefit accruals) under any tax-qualified retirement plan and non-qualified employee benefit plan, program or arrangement of the Acquiror or any of its Affiliates for the benefit of the Employees on or after the Closing Date, (ii) to the extent that such service is relevant for purposes of calculating severance payments and (iii) for such additional purposes as may be required by applicable Law.

(g)           The Acquiror shall, and shall cause its Affiliates to, waive limitations on benefits relating to any pre-existing conditions of the Employees and their eligible dependents.  The Acquiror shall, subject to applicable Law, provide equitable adjustments to reflect deductibles paid under any Company group health plan during any short plan year which occurs as a result of transitioning employees from the group health plans of the Company to the group health plans of the Acquiror or its Affiliates.

(h)           The Acquiror shall, and shall cause its Affiliates, as applicable, to, permit each Employee who has one or more outstanding loans under a defined contribution plan maintained by the Companies immediately prior to the Closing Date and who receives an “eligible rollover distribution” within the meaning of Section 402(c)(4) of the Code from such plan to elect to directly roll over such distribution, including such outstanding plan loans, into a tax-qualified defined contribution plan maintained by the Companies or the Acquiror or any of its Affiliates.

(i)            Notwithstanding anything else in this Agreement, in no event shall any Initial Transaction Bonus payments, Additional Transaction Bonus payments, Supplemental Severance Amount payments or payments made to Employees as a result of the termination of the Deferred Compensation Plans be taken into account by the Acquiror or its Affiliates following the Closing for any purpose under any employee benefit plan, program or arrangement of the Acquiror or any of its Affiliates, including for purposes of determining eligibility or participation in any such employee benefit plan, program or arrangement.

Section 7.2             Transaction Bonuses.

(a)           Immediately prior to the Closing, DSSC shall (a) pay to each Employee (other than the Employees set forth on Schedule 7.2(a)  and the Employees of Alaska Frontier) a bonus in an amount equal to one (1) year of such Employee’s then-current base salary or hourly wages or, if such Employee’s hours were reduced by the Companies effective January 1, 2010, an amount equal to one (1) year of such Employee’s base salary or hourly wages as of December 31, 2009, (b) pay each Employee listed on Schedule 7.2 a bonus in an amount as set forth in Schedule 7.2 and (c) pay each Employee of Alaska Frontier a bonus in an amount equal to $10,000 (each such bonus payment, an “Initial Transaction Bonus” and all such bonus payments, collectively, the “Initial Transaction Bonuses”); provided, in each case, that such Employee has (i) not violated any non-disclosure obligations to any of the Companies in connection with this Agreement or any of the transactions contemplated herein or in the Ancillary Agreements and (ii) executed a general release agreement releasing Mr. Sirkin, the ESOP and the Companies from (x) any legal claims arising from or relating to such Employee’s employment with any of the Companies and (y) any claim or right to any Capital Rights (other than through the ESOP or pursuant to any plan or agreement listed in Sections 3.1(a)(ii) or 3.1(a)(iii) of the Disclosure Schedule).  If an Employee resigns or is terminated for cause prior to the Closing Date or does not satisfy the conditions described in the proviso to the immediately preceding sentence, then such Employee shall not be entitled to receive, and DSSC shall not be required to pay to such Employee, any Initial Transaction Bonus, and the Acquiror shall pay to Mr. Sirkin on the Closing Date, as additional purchase price for the Shares sold by him, an amount equal to the portion of the Initial Transaction Bonus Accrual attributable to the Initial Transaction Bonus with respect to such Employee.

(b)           Except as otherwise provided herein, within thirty (30) days following the one year anniversary of the Closing Date, the Acquiror shall, or shall cause one of its Affiliates to, pay each Employee (other than the Employees listed on Schedule 7.2(a) and the Employees of Alaska Frontier) a bonus in an amount equal to the Initial Transaction Bonus such Employee received immediately prior to the Closing (each such bonus payment, an “Additional Transaction Bonus”).  In addition, such Employees as may be identified by the Acquiror may be approached by the Acquiror to enter into employment agreements and non-compete arrangements with the Acquiror, which arrangements may include in the Acquiror’s discretion additional payments to facilitate continued employment, provided, that the Acquiror will be solely responsible for all such additional payments.  If an Employee resigns or is terminated for cause prior to the one year anniversary of the Closing Date, then such Employee shall not be entitled to receive, and the Acquiror shall not be required to pay to such Employee, any Additional Transaction Bonus, and the Acquiror shall promptly pay to Mr. Sirkin, as additional purchase price for the Shares sold by him, an amount equal to the portion of the Additional Transaction Bonus Accrual attributable to the Additional Transaction Bonus with respect to such Employee.  If an Employee’s employment is terminated without cause prior to the one year anniversary of the Closing Date, then the Acquiror shall pay to such Employee the applicable Additional Transaction Bonus promptly after such Employee’s termination date.

Section 7.3             Plans.

(a)           As soon as reasonably practicable following the Closing, the ESOP and DSSC’s 401(k) and group healthcare plans shall either be (i) terminated or (ii) merged into the applicable employee benefit plans of the Acquiror or its Affiliates.  As soon as reasonably practicable after a reasonable transition period following the Closing, each Employee shall be eligible to participate in the employee benefit plans that are generally available to similarly situated employees of the Acquiror and its Affiliates and shall participate on the same basis as such other employees of the Acquiror.  In the Acquiror’s discretion, and subject to the limitations set forth in the immediately preceding sentence, the Acquiror may offer certain Employees the opportunity to participate in compensation plans that are not generally available to all employees of the Acquiror.

(b)           Except as otherwise specifically provided in this Agreement or required by applicable Law, as of the Closing Date the Sellers shall have no further responsibility under the Employee Plans.

Section 7.4             Deferred Compensation.

(a)           DSSC shall terminate the Deferred Compensation Plans at or prior to the Closing in accordance with applicable Law, and all unvested grants under the Deferred Compensation Plans shall become vested immediately prior to such termination, provided that all payments required to be made pursuant to the Deferred Compensation Plans shall be made as soon as reasonably practicable after the Closing; provided, further, that so long as the Closing occurs on or prior to December 31, 2010, such payments shall be made no later than December 31, 2010.

(b)           DSSC shall use its commercially reasonable efforts to file, prior to the Closing, any required reports to the Internal Revenue Service, withhold any required taxes, reimburse each participant for any Tax liability incurred as a result of the failure of any Stock Appreciation Rights/Stock Rights Agreement to comply with Section 409A of the Code (“409A

Non-Compliance”) and provide any such participant who incurs additional Tax liability as a result of such 409A Non-Compliance with a gross-up payment (collectively, the “409A Remediation”). Notwithstanding the foregoing, prior to the Closing, DSSC shall not make any such filings, withholdings, reimbursements, or gross-up payments without the prior written consent of the Acquiror. Following the Closing, to the extent that the 409A Remediation has not been completed by DSSC prior to the Closing, the Acquiror shall take all action necessary to reimburse each participant for any Tax liability incurred as a result of the 409A Non-Compliance and provide any such participant who incurs additional Tax liability as a result of such 409A Non-Compliance with a gross-up payment.  Notwithstanding the foregoing, the obligation of the Acquiror to take such action following the Closing shall only apply with respect to the Stock Appreciation Rights/Stock Rights Agreements identified and disclosed to Acquiror prior to the date hereof as failing to comply with Section 409A of the Code.  Prior to December 31, 2010, DSSC shall (i) adopt an amendment to the Amended and Restated Data & Staff Service Co. Executive Non-Qualified Retirement Plan to bring such plan into compliance with Section 409A of the Code pursuant to IRS Notice 2010-6 and (ii) adopt an amendment to all Stock Appreciation Rights/Stock Rights Agreements with respect to stock appreciation rights that have not vested as of December 31, 2010, in a form approved by the Acquiror, to bring such non-vested stock appreciation rights into compliance with Section 409A of the Code; provided, that DSSC shall not be deemed to have failed to amend a Stock Appreciation Rights/Stock Rights Agreement if an amendment to such Stock Appreciation Rights/Stock Rights Agreement is executed by DSSC and presented to the affected employee for the employee’s signature in the event that the employee refuses to execute such amendment.  If any affected employee refuses to execute the amendment to a Stock Appreciation Rights/Stock Rights Agreement, Acquiror shall have no responsibility to reimburse the employee for any Tax Liability incurred by the employee resulting from the non-amended Stock Appreciation Rights/Stock Rights Agreement’s  failure to comply with Section 409A of the Code or to provide a gross-up payment to the employee.  On December 13, 2010, DSSC instructed Ernst & Young LLP to send a letter to the Internal Revenue Service with a draft closing agreement to resolve certain issues identified therein (a true and correct copy of which was provided to Acquiror).  DSSC shall (x) use commercially reasonable efforts to pursue having such agreement executed by DSSC and the Internal Revenue Service in substantially the same form as was provided to Acquiror, and (y) obtain the prior written consent of Acquiror prior to entering into an agreement on terms different in any material respect than those in the form provided to Acquiror.

Section 7.5             2010 Year-End Bonus Payments.  The Acquiror agrees, to the extent that such year-end bonus payments are not paid by the Companies prior to the Closing, to pay to each Employee a year-end bonus for the annual period ending December 31, 2010 in accordance with the Companies’ bonus policies as of the date hereof, provided, however, that such bonuses shall be paid in accordance with the Acquiror’s (or its Affiliates’) general bonus payment schedule applicable to similarly situated employees of the Acquiror, but in no event later than February 28, 2011.

Section 7.6             Medical Plan Participation. The Acquiror shall take all action necessary to ensure that all Persons (and their eligible dependents) who participated in any medical plan maintained by the Companies immediately prior to the Closing shall be eligible to continue participation in a medical plan maintained by the Acquiror or any of its Affiliates.

Section 7.7             Impermissibility; Good Faith.  In the event that any provision hereof is not permissible under any Law or practice, the parties agree that they shall in good faith take such actions as are permissible under such Law or practice to carry out to the fullest extent possible the purposes of such provision.

Section 7.8             Cooperation and Assistance.  The Acquiror shall, and shall cause its Affiliates to, permit Employees to provide such assistance as is reasonably requested by Mr. Sirkin in connection with any third-party litigation filed against Mr. Sirkin or PJ6, to the extent that the provision of such assistance does not unduly interfere with the Employees’ performance of their job responsibilities and, in Mr. Sirkin’s opinion, (a) an Employee has knowledge of relevant facts or issues, or (b) an Employee’s assistance is reasonably necessary in respect of any such claim.  Any request for assistance by Mr. Sirkin pursuant to this Section 7.8 shall be made in writing to the General Counsel of the Acquiror.

Section 7.9             WARN Act.  The Acquiror shall not, and shall ensure that its Affiliates (including on and after the Closing Date, the Companies) do not, take any action or make any omission on or after the Closing that, in whole or in part, results in liability for the Sellers pursuant to the Worker Adjustment and Restraining Notification Act or any similar state or local laws.

Section 7.10           No Third Party Rights or Plan Amendments.  Regardless of anything else contain in this Article VII, the parties do not intend for this Article VII to amend any employee benefit plans or arrangements or create any rights or obligations except between the parties hereto.  No Employee or other current or former employee of the Companies or the Acquiror, or any of their respective Affiliates, or any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder.

ARTICLE VIII

TAX MATTERS

Section 8.1             Sales and Transfer Taxes.  Mr. Sirkin shall pay or reimburse the Acquiror for one hundred percent (100%) of any real property transfer Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement, including with respect to the transactions contemplated by Section 2.2(a).

ARTICLE IX

CONDITIONS TO CLOSING AND RELATED MATTERS

Section 9.1             Conditions to Obligations of the Sellers.  The obligation of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Sellers in writing in their sole discretion, at or prior to the Closing, of each of the following conditions:

(a)           Representations and Warranties; Covenants.  (i) Each of the representations and warranties of the Acquiror contained in this Agreement shall be true and correct (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein) as of the date hereof and as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of another date, which representations and warranties shall have been true and correct as of such date); provided, that for purposes of this condition, such representations and warranties shall be deemed to be true and correct unless the failure of such representations and warranties to be so true and correct has had or would reasonably be expected to have an Acquiror Material Adverse Effect; (ii) the covenants contained in this Agreement required to be complied with by the Acquiror on or before the Closing shall have been complied with in all material respects; and (iii) the Sellers shall have received a certificate of the Acquiror to such effect signed by a duly authorized executive officer of the Acquiror.

(b)           Approvals of Governmental Authorities.  The approvals of the Governmental Authorities listed in Schedule 9.1(b) shall have been received (or any waiting period shall have expired or shall have been terminated) and no such approval shall have been revoked.  Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.

(c)           Closing Deliveries.  The Acquiror shall have delivered to the Sellers all of the items set forth in Section 2.6 that the Acquiror is responsible for delivering.

(d)           No Governmental Order or Proceeding.  There shall be no Governmental Order in existence that prohibits the Closing as contemplated by this Agreement.

(e)           Ancillary Agreements.  The Acquiror shall have executed and delivered, or caused to be executed or delivered, to Mr. Sirkin each of the Ancillary Agreements.

Section 9.2             Conditions to Obligations of the Acquiror.  The obligation of the Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Acquiror in writing in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a)           Representations and Warranties; Covenants.

(i)            (A) Each of the representations and warranties of Mr. Sirkin contained in Article III of this Agreement shall be true and correct (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein) as of the date hereof and as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of another date, which representations and warranties shall have been true and correct as of such date); provided, that for purposes of this condition, such representations and warranties (other than the representations and warranties set forth in Section 3.1(b), which shall be true and correct in all material respects) shall be deemed to be true and correct unless the failure of such representations and warranties to be so true and correct has had or would reasonably be expected to have a Material Adverse Effect; (B) the covenants contained in this Agreement required to be complied with by the Sellers on or before the Closing shall have been complied with in all material respects; and (C) the Acquiror shall have received a certificate to such effect signed by Mr. Sirkin.

(ii)           (A) Each of the representations and warranties of DSSC contained in Article IV of this Agreement shall be true and correct (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein) as of the date hereof and as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of another date, which representations and warranties shall have been true and correct as of such date); provided, that for purposes of this condition, such representations and warranties shall be deemed to be true and correct unless the failure of such representations and warranties to be so true and correct has had or would reasonably be expected to have a Material Adverse Effect; (B) the covenants contained in this Agreement required to be complied with by DSSC on or before the Closing shall have been complied with in all material respects; and (C) the Acquiror shall have received a certificate to such effect signed by DSSC.

(b)           Approvals of Governmental Authorities.  The approvals of the Governmental Authorities listed in Schedule 9.2(b) shall have been received (or any waiting period shall have expired or shall have been terminated) and no such approval shall have been revoked.  Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.

(c)           Closing Deliveries.  The Sellers and DSSC shall have delivered to the Acquiror the items set forth in Sections 2.6(c), (e), (g), (h), (i), (j), (k), (m), (o), (p), (q), (s) and (t).

(d)           No Governmental Order or Proceeding.  There shall be no Governmental Order in existence that prohibits the Closing as contemplated by this Agreement.

(e)           Ancillary Agreements.  Mr. Sirkin shall have executed and delivered, or caused to be executed or delivered, to the Acquiror each of the Ancillary Agreements.

(f)            The Employee Payments Amount, as set forth in the certificate of the Chief Financial Officer of DSSC delivered to the Acquiror pursuant to Section 2.6(t), shall not be in excess of $24,850,500; provided, however, that if the Employee Payments Amount is in excess of $24,850,500, then this condition shall be satisfied if the Sellers agree to reduce the Purchase Price by an amount equal to such excess.

(h)           280G Consent. To the extent any individual who is a “disqualified individual” (as defined in Section 280G(c) of the Code and the Treasury Regulations issued under Section 280G of the Code) with respect to DSSC or any of its Subsidiaries is expected to either (a) receive any Initial Transaction Bonus or Additional Transaction Bonus pursuant to Section 7.2 hereof, or (b) hold any grant under the Deferred Compensation Plans the vesting of which is accelerated pursuant to Section 7.4(a) hereof, then such payments or accelerated vesting shall have been approved by the shareholders of DSSC pursuant to an approval process that complies with the provisions of Section 280G(b)(5)(B) of the Code and the Treasury Regulations

issued under Section 280G of the Code, specifically including, but not limited to, the adequate disclosure requirements of Section 280G(b)(5)(B)(ii) of the Code and the Treasury Regulations issued under Section 280G of the Code.

ARTICLE X

TERMINATION AND WAIVER

Section 10.1           Termination.  This Agreement may be terminated prior to the Closing only as follows:

(a)           by the mutual written consent of the Sellers and the Acquiror;

(b)           by the Sellers or the Acquiror if the Closing shall not have occurred on or prior to June 30, 2011 (as may be extended in accordance with this Section 10.1(b), the “End Date”) or such later date as the parties may mutually agree in writing; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to take any action required to fulfill any of such party’s obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; provided, further, that the End Date may be extended by not more than forty-five (45) days by Mr. Sirkin or the Acquiror by written notice to the other parties if the Closing shall not have occurred as a result of the conditions set forth in Section 9.1(b) or Section 9.2(b) failing to have been satisfied and the extending party reasonably believes in good faith that the relevant approvals will be obtained during such extension period; or

(c)           by the Sellers or the Acquiror in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

Section 10.2           Notice of Termination.  Any party desiring to terminate this Agreement pursuant to Section 10.1 shall give written notice of such termination to the other parties to this Agreement.

Section 10.3           Effect of Termination.

(a)           In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall thereafter become void and there shall be no liability on the part of any party to this Agreement, except as set forth in Section 6.4, and this Article X and Article XII; provided, however, that except as set forth in Section 10.3(b), nothing in this Agreement shall relieve the Sellers or the Acquiror from liability for (i) failure to perform the obligations set forth in Section 6.5 or (ii) any willful breach of this Agreement or willful failure to perform their respective obligations under this Agreement.

(b)           In the event of any termination of this Agreement by the Acquiror pursuant to Section 10.1(b), if the failure of the Closing to have occurred on or prior to the End Date is a result of any of the conditions set forth in Section 9.2(a) failing to have been satisfied,

Mr. Sirkin shall pay to the Acquiror, within five (5) Business Days of such termination, an amount in cash equal to $2,000,000 by wire transfer of immediately available funds to an account designated by the Acquiror as liquidated damages to compensate the Acquiror for the expense, time and effort of engaging in the negotiation of this Agreement and the transactions contemplated hereby, which cash payment shall be the Acquiror’s sole and exclusive remedy with respect to any such termination, any breach of this Agreement by the Sellers or DSSC and any failure by the Sellers or DSSC to perform or comply with any of their covenants, agreements or obligations hereunder prior to any such termination.

Section 10.4           Extension; Waiver.  At any time prior to the Closing, each of the Sellers and the Acquiror may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any certificate, instrument, schedule or other document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

ARTICLE XI

INDEMNIFICATION

Section 11.1           Indemnification by Mr. Sirkin.

(a)           After the Closing and subject to the other provisions of this Article XI, Mr. Sirkin shall indemnify and hold harmless the Acquiror and its Affiliates (including the Companies) and Representatives (collectively, the “Acquiror Indemnified Parties”) against, and reimburse any Acquiror Indemnified Party for, all Losses that such Acquiror Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with the inaccuracy or breach of any representation or warranty made by Mr. Sirkin in Article III of this Agreement.

(b)           Notwithstanding any other provision to the contrary, the cumulative aggregate indemnification obligation of Mr. Sirkin under this Agreement shall in no event exceed one-hundred percent (100%) of the Closing Payment.

Section 11.2           Notification of Claims.

(a)           A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent the Indemnifying Party is prejudiced by such failure.

(b)           The Indemnified Party shall promptly and diligently defend and control any Third Party Claim.  The Indemnified Party shall (i) allow the Indemnifying Party and any insurance provider of the Indemnifying Party providing coverage with respect to such Third Party Claim an opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense, (ii) provide the Indemnifying Party and its counsel with copies of all correspondence received by the Indemnified Party with respect to such Third Party Claim promptly, but in no event greater than three (3) Business Days following the Indemnified Party’s receipt thereof and (iii) provide the Indemnifying Party with updates regarding any material developments with respect to such Third Party Claim within two (2) Business Days of such developments.  The Sellers shall, and shall cause each of their Affiliates and Representatives to, cooperate fully with the Indemnified Party and the Indemnifying Party in the defense of any Third Party Claim.  The Indemnified Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim without the consent of any Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

(c)           No Indemnifying Party shall have any liability under this Article XI for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the prior consent of such Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 11.3             Payment.  A claim for indemnification under this Article XI, including any Action giving rise to a claim for indemnification under this Article XI, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article XI when Mr. Sirkin and the Acquiror, or, in the case of any Action, when the parties to such Action, have so determined by mutual agreement or, if disputed, when a final non-appealable Governmental Order shall have been entered; provided, that any costs or expenses in pursuing a Governmental Order shall be paid to the prevailing party by the non-prevailing party; provided, further, that, for purposes of the immediately preceding proviso, the prevailing party in such Action shall be the party whose final settlement offer, if applicable, or prayer for relief contains terms that more closely resemble the terms of the applicable final non-appealable Governmental Order.  In the event a claim for indemnification under this Article XI shall have been finally determined, the amount of such final determination shall be paid to the Indemnified Party by the Indemnifying Party on demand by wire transfer of immediately available funds to the account(s) designated in writing by the Indemnified Party.

Section 11.4           Exclusive Remedies.  Each of the Sellers, DSSC and the Acquiror acknowledges and agrees that:

(a)           prior to the Closing, subject to Section 10.3(b), the sole and exclusive remedy of the Acquiror, whether at law or in equity, in contract or tort, for any breach or inaccuracy of any representation or warranty contained in this Agreement or any certificate or instrument delivered hereunder and for any breach by the Sellers or DSSC of, or failure by the Sellers or DSSC to perform or comply with, any covenants, agreements or obligations under this

Agreement that, by their terms, were to have been performed or complied with at or prior to the Closing, shall be refusal to close the purchase and sale of the Shares hereunder.

(b)           following the Closing, (i) the indemnification provisions of Article XI shall be the sole and exclusive remedies of the Acquiror, whether at law or in equity, in contract or tort, for any breach or inaccuracy of the representations or warranties in Article III or in the certificate delivered by Mr. Sirkin pursuant to Section 9.2(a)(i)(C) and (ii) the Acquiror shall have no right to indemnification hereunder or other recourse for any breach or inaccuracy of any other representation or warranty in this Agreement or in any other certificate or instrument delivered hereunder or for any breach by the Sellers or DSSC of, or failure by the Sellers or DSSC to perform or comply with, any covenants, agreements or obligations under this Agreement; and

(c)           THE ACQUIROR AND ITS AFFILIATES SHALL HAVE NO RECOURSE AGAINST MR. SIRKIN FOLLOWING THE CLOSING, WHETHER AT LAW OR IN EQUITY, IN CONTRACT OR TORT, OTHER THAN AS SET FORTH IN THIS ARTICLE XI, AND THE OTHER TRANSACTION AGREEMENTS TO WHICH MR. SIRKIN IS A PARTY, AND THE ACQUIROR AND ITS AFFILIATES SHALL NOT SUE OR OTHERWISE INSTITUTE, COMMENCE OR PROSECUTE ANY CLAIM OR CAUSE OF ACTION AGAINST MR. SIRKIN WITH RESPECT TO ANY BREACH OR INACCURACY OF ANY OF THE REPRESENTATIONS OR WARRANTIES IN ARTICLE IV OR IN THE CERTIFICATE DELIVERED BY DSSC PURSUANT TO SECTION 9.2(a)(ii)(C) OR FOR ANY BREACH BY THE SELLERS OR DSSC OF, OR FAILURE BY THE SELLERS OR DSSC TO PERFORM OR COMPLY WITH, ANY COVENANTS, AGREEMENTS OR OBLIGATIONS UNDER THIS AGREEMENT.

Section 11.5           Additional Indemnification Provisions.

(a)           The Sellers and the Acquiror agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to each indemnification obligation in this Agreement, (i) each such obligation shall be calculated on an After-Tax Basis, (ii) all Losses shall be net of any third-party insurance proceeds which have been actually recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification within one (1) year after the expiration of the applicable indemnification obligation of the Indemnifying Party and (iii) in no event shall the Indemnifying Party be liable to the Indemnified Party for any punitive, consequential, special or indirect damages, including lost profits (other than any such damages or lost profits actually paid to any unaffiliated third party).

(b)           In any case where an Indemnified Party recovers from a third Person any amount in respect of a matter for which an Indemnifying Party has indemnified it pursuant to Article VIII or this Article XI, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(c)           The parties shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price to the extent permitted by applicable Law.

(d)           Subject to Section 11.5(a), an Indemnified Party’s right to indemnification, payment of Losses or other remedies based on any representation, warranty, covenant or obligation of another party contained in or made pursuant to this Agreement or any Ancillary Agreement shall not be affected by any investigation conducted by such Indemnified Party or any of its representatives or any knowledge acquired (or capable of being acquired) by any such Indemnified Party or its representatives, in each case, at any time, whether before or after the execution and delivery of this Agreement or the Closing, or such Indemnified Party’s participation in the Closing.

Section 11.6           Mitigation.  Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

Section 11.7           Reserves. Except as expressly set forth in Section 4.18, notwithstanding anything to the contrary in this Agreement or the other Transaction Agreements, the Acquiror acknowledges and agrees that neither Mr. Sirkin nor DSSC makes any representation or warranty with respect to, and nothing contained in this Agreement (including Section 4.4), any Ancillary Agreement, or in any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby is intended or shall be construed to be a representation or warranty (express or implied) of Mr. Sirkin or DSSC, for any purpose of this Agreement, the Transaction Agreements, or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby, with respect to (a) the adequacy or sufficiency of the insurance reserves of CBIC, (b) whether or not the reserves of CBIC were determined in accordance with any actuarial, statutory or other standard (other than the Actuarial Standards of Practice promulgated by the Actuarial Standards Board and SAP), (c) the effect of the adequacy or sufficiency of the insurance reserves of CBIC on any “line item” or asset, liability or equity amount in any financial statement of CBIC or DSSC, (d) the future experience or profitability of the Business or that the reserves held by CBIC or the assets supporting such reserves have been or will be sufficient for the purposes for which they were established or (e) the valuation of, or absence of any impairment to, any assets or liabilities associated with the Business, including the Company Investment Assets.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1           Survival.  The representations and warranties of Mr. Sirkin, DSSC and the Acquiror contained in or made pursuant to this Agreement or in any certificate furnished pursuant to this Agreement (other than the representations and warranties made in Section 3.1, which shall survive the Closing indefinitely) shall terminate at, and be of no further force and effect following, the Closing.

Section 12.2           Expenses.  Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred or this Agreement is terminated.  Without limiting the generality of the foregoing, the Sellers agree that none of the Companies have or shall pay or reimburse, or have any obligation to pay or reimburse, any fees, costs and expenses incurred by counsel, financial advisors and accountants of the Sellers in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements.

Section 12.3           Notices.  All notices, requests, consents, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or e-mail with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.3):

(a)           if to the Sellers:

Donald Sirkin

4735 W. Bertona

Seattle, Washington  98199

E-mail:	DonSirkin@comcast.net

with a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois  60603

Attention:	Sean M. Keyvan
Facsimile:	(312) 853-7036
E-mail:	skeyvan@sidley.com

(b)           if to DSSC:

Data and Staff Service Co.

1213 Valley Street

Seattle, Washington  98109

Attention:	Kirk Eland
Robert Ogle
Facsimile:	(206) 343-7979
E-mail:	KirkE@cbic.com
BobO@cbic.com

with a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois  60603

Attention:	Sean M. Keyvan
Facsimile:	(312) 853-7036
E-mail:	skeyvan@sidley.com

(c)           if to the Acquiror:

RLI Corp.

9025 N. Lindbergh Drive

Peoria, Illinois 61615

Attention:	Daniel Kennedy
Facsimile:	(309) 689-3935
E-mail:	dan.kennedy@rlicorp.com

with a copy to:

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, Illinois 60661

Attention:	Walter S. Weinberg
Facsimile:	(312) 577-8771
E-mail:	walter.weinberg@kattenlaw.com

Section 12.4           Public Announcements.  Except as may be required by Law (including securities Laws) or applicable securities exchange rules, prior to Closing none of the parties to this Agreement, nor any of their respective Affiliates or Representatives, shall make any public announcements in respect of this Agreement or the transactions contemplated by this Agreement without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), and prior to any announcement the parties shall cooperate as to the timing and contents of any such announcement.  Prior to Closing, unless such communication is otherwise made in accordance with a communications plan or guidelines agreed by DSSC and the Acquiror, DSSC shall permit the Acquiror to review in advance, and provide input with respect to the content of, any communications with any customers, agents or employees of, or other Persons with significant business relationships with, any of the Companies concerning the transactions contemplated by this Agreement.

Section 12.5           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 12.6           Entire Agreement.  Except as otherwise expressly provided in the Transaction Agreements, the Transaction Agreements constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, other than the Non-Disclosure Agreement to the extent not in conflict with this Agreement, between or on behalf of the Sellers, on the one hand, and the Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

Section 12.7           Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other parties hereto, except that the Acquiror may assign any or all of its rights and obligations hereunder to any of its wholly-owned Subsidiaries; provided, however, that no such assignment shall release the Acquiror from any liability or obligation under this Agreement. Any attempted assignment in violation of this Section 12.7 shall be void.  This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by and against the parties hereto, their heirs and estates, and their permitted successors and assigns.

Section 12.8           No Third Party Beneficiaries.   Except as provided in Article XI with respect to Acquiror Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.9           Amendment.  No provision of this Agreement or any other Transaction Agreement, including any Exhibits or Schedules thereto, may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto signed by all the parties to such agreement.  No consent from any Indemnified Party under Article XI (other than the parties to this Agreement) shall be required in order to amend this Agreement.

Section 12.10         Disclosure Schedule.  Except with respect to Article III, (for which disclosure must be on a Section of the Disclosure Schedule specifically referenced in Article III), any disclosure with respect to any Section of this Agreement, shall be deemed to be disclosed for purposes of other Sections of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent on its face to a reader of such disclosure.  Matters reflected in any Schedule or Section of the Disclosure Schedule or the Acquiror Disclosure Schedule, are not necessarily limited to matters required by this Agreement to be so reflected.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.  No reference to or disclosure of any item or other matter in any Schedule or Section of the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.

Section 12.11         Submission to Jurisdiction.  Each of the Sellers, DSSC and the Acquiror irrevocably and unconditionally:

(a)           submits for itself and its property in any Action arising out of or relating to the Transaction Agreements, the transactions contemplated by the Transaction Agreements, the formation, breach, termination or validity of the Transaction Agreements or the recognition and enforcement of any judgment in respect of the Transaction Agreements, to the exclusive jurisdiction of the state or federal court sitting in New York, New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such New York courts or, to the extent permitted by law, in such federal court;

(b)           consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 12.3; and

(d)           agrees that nothing in this Agreement or any other Transaction Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 12.12         Governing Law.  This Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any conflicts of law principles of such state to the extent such principles would require or permit the application of the Laws of another jurisdiction.

Section 12.13         Waiver of Jury Trial.  Each party hereto irrevocably and unconditionally waives any and all right to trial by jury in any Action (whether based on contract, tort or otherwise) arising out of or relating to the transactions contemplated by this Agreement or any other Transaction Agreements, or its performance under or the enforcement of this Agreement or any other Transaction Agreement.

Section 12.14         Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached.  It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto shall be entitled to injunctive or other equitable relief to prevent or cure breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court referenced in Section 12.11(a) having jurisdiction, without the necessity of posting a bond or other security or proving irreparable harm and without regard to the adequacy of any remedy at law, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity.

Section 12.15         Rules of Construction.  Interpretation of the Transaction Agreements (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in the Transaction Agreements shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) provisions shall apply, when appropriate, to successive events and transactions; (g) the headings contained in the Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; (h) a reference to any Person includes such Person’s successors and permitted assigns; (i) any reference to “days” means calendar days unless Business Days are expressly specified; (j) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; and (k) references to delivery of documents and information hereunder shall include (A) the posting of such documents or information in the electronic “data room” maintained on behalf of the Companies at least two (2) Business Days prior to the date hereof , provided that such documents and information were labeled and classified in a manner such that a reasonable person, using reasonable diligence, would understand that such document was in such electronic data room, and (B) delivery in written form, including electronic mail, prior to the date hereof.

Section 12.16         Counterparts.  Each of the Transaction Agreements may be executed in two or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile or other electronic transmission (including .PDF format) shall be as effective as delivery of a manually executed counterpart of any such Transaction Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Sellers and the Acquiror have caused this Agreement to be executed on the date first written above.

DONALD SIRKIN, in his individual capacity

By:	/s/ Donald Sirkin

DONALD SIRKIN, as Trustee of the Data and Staff Service Co. Employee Stock Ownership Program

By:	/s/ Donald Sirkin

DATA AND STAFF SERVICE CO.

By:	/s/ Donald Sirkin
Name: Donald Sirkin
Title: President and Chief Executive Officer

RLI INSURANCE COMPANY

By:	/s/ Jonathan E. Michael
Name: Jonathan E. Michael
Title: Chief Executive Officer

Signature Page to Stock Purchase Agreement

EXHIBIT A

Definitions

“409A Non-Compliance” shall have the meaning set forth in Section 7.4(b).

“409A Remediation” shall have the meaning set forth in Section 7.4(b).

“Acquiror” shall have the meaning set forth in the first paragraph of this Agreement.

“Acquiror Disclosure Schedule” means the disclosure schedule delivered by the Acquiror to the Sellers and which forms a part of this Agreement.

“Acquiror Indemnified Parties” shall have the meaning set forth in Section 11.1(a).

“Acquiror Material Adverse Effect” means a material adverse effect on the ability of the Acquiror to perform its obligations under this Agreement or the Transaction Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby on a timely basis.

“Acquisition Transaction” shall have the meaning set forth in Section 6.11.

“Action” means any claim, action, suit, arbitration, complaint, equitable action, litigation, hearing, audit, investigation (Known to DSSC) or proceeding by or before any Governmental Authority.

“Actuarial Analyses” shall mean all actuarial reports prepared by actuaries, independent or otherwise, with respect to CBIC for any specified annual period, and all material attachments, addenda, supplements and modifications thereto.  For the avoidance of doubt, “Actuarial Analyses” shall not include any actuarial reports prepared with respect to any interim periods.

“Additional Transaction Bonus” shall have the meaning set forth in Section 7.2(b).

“Additional Transaction Bonus Accrual” shall mean an amount equal to (a) the aggregate amount of the Additional Transaction Bonus payments plus (b) any payroll tax obligations of the Companies created by such payments minus (c) the product of (i) 35% multiplied by (ii) the sum of (a) and (b) above.

“Administrators” shall mean each managing general agent, third party administrator or claims adjuster or manager, at the time such Person managed or administered business (including the administration, handling or adjusting of claims) for or on behalf of CBIC.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Affiliate Agreements” shall have the meaning set forth in Section 4.20.

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be determined net of any Tax benefit reasonably expected to be derived as the result of sustaining or paying such Losses (including as the result of facts or circumstances due to which the Indemnified Party sustained or paid such Losses).  All calculations shall be made at the time of the relevant indemnification payment using reasonable assumptions (as agreed to by the Indemnifying Party and the Indemnified Party) and present value concepts (using a discount rate equal to the applicable federal rate in effect at the time of the event giving rise to the Loss (based on the federal mid-term rate)).

“Agents” shall mean each insurance agent, general agent, agency, producer, broker, reinsurance intermediary, managing general agent and managing general underwriter currently writing, selling, producing, underwriting or administering business for or on behalf of CBIC, including such party’s and its Subsidiaries’ salaried employees.

“Agreement” means this Stock Purchase Agreement, dated as of December 22 2010, by and between the Sellers, DSSC and the Acquiror, including the Disclosure Schedule, the Acquiror Disclosure Schedule and the other Schedules and Exhibits hereto, and all amendments to such agreement made in accordance with Section 12.9.

“Alaska Frontier” shall have the meaning set forth in the Preliminary Statements of this Agreement.

“Ancillary Agreements” means the Intellectual Property License Agreement, the Employee Lease Agreement, the Lease Agreement, the Closing Agreement and any agreements, documents, instruments, or certificates as may entered into pursuant to Section 2.2(a).

“Annual Statements” shall have the meaning set forth in Section 4.4(b).

“Audited Financial Statements” shall have the meaning set forth in Section 4.4(a).

“Burdensome Condition” shall have the meaning set forth in Section 6.5(a).

“Business” means the business of selling, marketing and underwriting surety bonds and property and casualty insurance policies, as conducted by the Companies in the ordinary course of business.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of Seattle, Washington are required or authorized by Law to be closed.

“Capital Rights” shall have the meaning set forth in Section 3.1(a).

“Capital Shares” shall have the meaning set forth in Section 3.1(a).

“CBIC” shall have the meaning set forth in the Preliminary Statements of this Agreement.

“Closing” shall have the meaning set forth in Section 2.4.

“Closing Agreement” means the Closing Agreement to be entered into pursuant to Section 6.8 and which shall be substantially in the form set forth as Exhibit I.

“Closing Date” shall have the meaning set forth in Section 2.4.

“Closing Payment” shall have the meaning set forth in Section 2.5(b).

“CMC” shall have the meaning set forth in the Preliminary Statements of this Agreement.

“COBRA” means Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Companies” shall mean, collectively, DSSC and the Transferred Subsidiaries.

“Company Intellectual Property” shall have the meaning set forth in Section 4.9(a).

“Company Investment Assets” shall have the meaning set forth in Section 4.14.

“Company Owned Intellectual Property” means the Company Intellectual Property that is owned by one of the Companies and, for the avoidance of doubt, does not include any Intellectual Property included within the Excluded Assets or the Retained Assets.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled”, “Controlled by”, “under common Control with” and “Controlling” shall have correlative meanings.

“Deferred Compensation Plans” shall mean the Amended and Restated Data & Staff Service Co. Executive Non-Qualified Retirement Plan and the Stock Appreciation Rights Agreements entered into between DSSC and certain Employees.

“Disclosure Schedule” means the disclosure schedule delivered by the Sellers to the Acquiror and which forms a part of this Agreement.

“D&O Indemnified Person” shall have the meaning set forth in Section 6.9.

“DSSC” shall have the meaning set forth in the first paragraph of this Agreement.

“DSSC AZ” shall have the meaning set forth in the Preliminary Statements of this Agreement.

“Employee” means each individual who immediately prior to the Closing is employed by any of the Companies (including any person on leave).

“Employee Agreements” shall have the meaning set forth in Section 7.1(c).

“Employee Lease Agreement” means the agreement for certain services to be entered into pursuant to Section 6.8 and which shall be substantially in the form set forth as Exhibit H.

“Employee Payments Amount” shall have the meaning set forth in Section 2.6(t).

“Employee Plans” shall have the meaning set forth in Section 4.11(a).

“End Date” shall have the meaning set forth in Section 10.1(b).

“Environmental Law” means any Law relating to (a) pollution, contamination or protection of the environment, including the production, use, labeling, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, (b) the protection of public health and safety, or (c) natural resources or natural resource damages, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Emergency Planning and Community Right-to-Know Act of 1986, the Occupational Safety and Health Act of 1970, and the Resource Conservation and Recovery Act of 1976.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESOP” shall have the meaning set forth in the first paragraph of this Agreement.

“Excluded Assets” shall have the meaning set forth in Section 2.2(a).

“Excluded Assets Purchase Price” shall have the meaning set forth in Section 2.2(a).

“Financial Statements” shall have the meaning set forth in Section 4.4(a).

“GAAP” means generally accepted accounting principles used in the United States.

“Governing Documents” shall mean, with respect to an entity:  (a) if a corporation, the articles or certificate of incorporation and the bylaws of such entity; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles or certificate of organization and the operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other similar agreements; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any United States federal, state or local or any non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) petroleum, petroleum products, by-products or breakdown products, radioactive materials, friable asbestos or polychlorinated biphenyls, and (b) any chemical, material or substance defined or regulated as toxic or as a pollutant, contaminant or waste under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under such Act.

“Indebtedness” means all (a) indebtedness of any of the Companies for borrowed money, (b) obligations of any of the Companies evidenced by notes, bonds or debentures (other than performance, surety and appeal bonds issued by CBIC in the ordinary course of its insurance business consistent with past practice in respect of which CBIC’s liability remains contingent), (c) amounts payable by any of the Companies in connection with the termination as of the Closing Date of any interest rate hedging or swap contracts, (d) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases in respect of which any of the Companies is liable as lessee, (e) all non-compete payments, earn-out obligations and other obligations to former owners of businesses acquired by any of the Companies, in each case, which have yet to be paid, (f) obligations of any of the Companies under any conditional sale or other title retention agreement to which any of the Companies is a party, (g) obligations of any of the Companies with respect to the deferred purchase price of property or services (other than accounts payable and accrued employee expenses in each case incurred in the ordinary course of business consistent with past practice), (h) obligations of any of the Companies secured by Liens (other than Permitted Liens) on property owned by any of the Companies; and (i) guarantees of any third party obligations of the kind described in (a) through (h) of this definition.

“Indemnified Party” shall have the meaning set forth in Section 11.2(a).

“Indemnifying Party” shall have the meaning set forth in Section 11.2(a).

“Initial Transaction Bonus” shall have the meaning set forth in Section 7.2(a).

“Initial Transaction Bonus Accrual” shall mean an amount equal to (a) the aggregate amount of the Initial Transaction Bonus payments plus (b) any payroll tax obligations of the Companies created by such payments minus (c) the product of (i) 35% multiplied by (ii) the sum of (a) and (b) above.

“Intellectual Property” means:  (i) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, inventions, and all rights to the foregoing provided by international treaties or conventions, (ii) trademarks, service marks, trade dress, logos, trade names, internet domain names, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, together with the goodwill of the business associated therewith, (iii) copyrights, whether or not registered, and registrations, applications for registration and renewals thereof, (iv) trade secrets, (v) websites and content therein, (vi) computer programs, including operating systems, applications, routines, interfaces, and algorithms, whether in source code or object code, and (vii) ideas, know-how, processes and techniques, research and development information, artwork and graphic design, drawings, specifications, blueprints, manuals and documentation, data, improvements, databases and promotional materials.

“Intellectual Property License Agreement” means the license agreement to be entered into pursuant to Section 6.8 and which shall be substantially in the form set forth as Exhibit F.

“Insurance Laws” means, with respect to any jurisdiction, all applicable insurance statutes and laws, the rules, regulations, directives, orders or decrees of the applicable Governmental Authority of such jurisdiction and the court decisions relating to the foregoing.

“Insurance Subsidiary” shall mean any direct or indirect Subsidiary of DSSC that issues insurance policies or that is required to be licensed as an insurance company, reinsurance company or insurance intermediary.

“Knowledge of DSSC” means (the actual knowledge of Donald Sirkin, R. Kirk Eland, Robert M. Ogle, Jeffrey Thomas and John Reese Burnett, Jr. as of the date of this Agreement.  The term “Known to DSSC” shall have a correlative meaning.

“Knowledge of the Acquiror” means the actual knowledge of Mike Stone, Daniel Kennedy and Aaron Jacoby as of the date of this Agreement.

“Law” means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including the common law.

“Lease Agreement” means the building lease to be entered into pursuant to Section 6.8 and which shall be substantially in the form set forth as Exhibit G.

“Leased Real Property” shall have the meaning set forth in Section 4.16(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim or lien.

“Losses” means all damages, costs, expenses, Taxes, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys’ fees).

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, results of operations, properties, assets or business of the Companies as of the date hereof, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to (i) events or circumstances occurring following the date of this Agreement affecting political conditions, the economy, capital, financial or currency markets or the insurance industry generally, (ii) the negotiation, announcement or performance of the transactions contemplated by this Agreement or the other Transaction Agreements, (iii) changes in applicable Law, GAAP, SAP or other accounting or actuarial principles or standards, (iv) actions permitted or required to be taken or omitted pursuant to this Agreement or taken with the Acquiror’s consent, (v) the credit, financial strength or other ratings (other than the facts underlying any such ratings) of any of the Companies (other than any downgrade by A.M. Best

Company, Inc. of CBIC’s financial strength rating below “A-”), (vi) any matter set forth in the Disclosure Schedule, (vii) the effect of any action taken by the Acquiror or its Affiliates, (viii) acts of God, (ix) acts of war, sabotage, terrorism or military actions, (x) any failure to meet projections, estimates or forecasts, or (xi) the identity of the Acquiror, shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur; provided, that in the case of (i), (iii), (viii) and (ix) above, such effect does not disproportionately affect the Companies, or (b) the ability of the Sellers to perform their obligations under this Agreement or the other Transaction Agreements to which they are party or to consummate the transactions contemplated hereby or thereby on a timely basis.

“Material Contract” means any contract, agreement, instrument or other legally binding and enforceable commitment to which any of the Companies is a party (other than Real Property Leases and insurance policies and insurance certificates issued by the any of the Companies) which (i) calls for the payment by or on behalf of any of the Companies in excess of $100,000 per annum, or the delivery by any of the Companies of goods or services with a fair market value in excess of $100,000 per annum, during the remaining term thereof; (ii) provides for any of the Companies to receive any payments in excess of, or any property with a fair market value in excess of, $100,000 or more during the remaining term thereof; (iii) contains covenants limiting the ability of any of the Companies in any material respect (taken as a whole) to engage in any line of business or to compete with any Person; (iv) concerns the employment of or any severance or change of control bonus or similar bonus for any individual employed by any of the Companies and any such contract with an advisor or independent contractor of any of the Companies; (v) relates to bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to Indebtedness; (vi) relates to a joint venture or partnership, or any other contracts providing for the sharing of any profits; (vii) includes options, commitments or rights with, to or in any third party to acquire any assets or properties, real, personal or mixed, or any interest therein, of any of the Companies; and (viii) relates to a capital expenditure in excess of $100,000.

“Material Permits” shall have the meaning set forth in Section 4.8(a).

“Mr. Sirkin” shall have the meaning set forth in the first paragraph of this Agreement.

“Non-Disclosure Agreement” shall have the meaning set forth in Section 6.4.

“NWGA” shall have the meaning set forth in the Preliminary Statements of this Agreement.

“Paid Time Off” shall have the meaning set forth in Section 7.1(d).

“Permits” shall mean permits, certifications, registrations, franchises, concessions licenses, variances and  authorizations of all Governmental Authorities necessary for the ownership and conduct of the business of a party or its Subsidiaries (including any insurance licenses or permissions from insurance regulatory authorities) in each of the jurisdictions in which any of the Companies currently conduct or operate their businesses.

“Permitted Liens” means the following Liens: (a) Liens that secure Indebtedness that is set forth in Section 4.4(d) of the Disclosure Schedule; (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings for which reserves have been established on the Financial Statements; (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice for amounts not yet due; (d) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) Liens arising in the ordinary course in connection with any statutory deposit requirements of general applicability imposed by any state insurance regulatory authority; (f) Liens not created by any of the Companies that affect the underlying fee interest of any Leased Real Property; and (g) in the case of Leased Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, and easements of record, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Companies.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“PJ6” shall mean PJ6, Inc., a Washington corporation.

“Policies” shall mean all insurance policies, policy forms, binders, slips, treaties, certificates, insurance or reinsurance contracts or participation agreements and other agreements of insurance or reinsurance, whether individual or group (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) and all amendments, applications and certificates pertaining thereto issued by CBIC.

“Property Catastrophe Reinsurance Agreement” shall have the meaning set forth in Section 6.14.

“Purchase Price” shall have the meaning set forth in Section 2.4.

“Quarterly Statements” shall have the meaning set forth in Section 4.4(b).

“Real Property Lease” shall have the meaning set forth in Section 4.16(b)(i).

“Registered Intellectual Property” shall have the meaning set forth in Section 4.9(b).

“Reinsurance Agreements” shall mean any ceded reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements to which CBIC is a party or under which CBIC has any existing material rights, obligations or liabilities.

“Renewal Notice” shall have the meaning set forth in Section 6.14.

“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, accountants, investment bankers or other representatives of such Person and of such Person’s Affiliates.

“Retained Assets” shall have the meaning set forth in Section 2.2(b).

“SAP” means the statutory accounting practices prescribed or permitted by the Washington State Office of the Insurance Commissioner.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations under such Act.

“Sellers” shall have the meaning set forth in the first paragraph of this Agreement.

“Share Repurchase Amount” means any amount paid by DSSC to the ESOP in connection with the redemption or repurchase by DSSC of any Shares owned by the ESOP during the period beginning on the date hereof and ending on the Closing Date.

“Shares” shall have the meaning set forth in the Preliminary Statements to this Agreement.

“Standard Severance Amount” shall have the meaning set forth in Section 7.1(e).

“Statutory Statements” shall have the meaning set forth in Section 4.4(b).

“Subdivision Bonds Reinsurance Agreement” shall have the meaning set forth in Section 6.12.

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (ii) more than fifty-percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company or (iii) more than fifty-percent (50%) of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or Controlled by such Person.

“Supplemental Severance Amount” shall have the meaning set forth in Section 7.1(e).

“Systems” shall have the meaning set forth in Section 4.9(f).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, severance, stamp, occupation, premium, unclaimed property or escheat, windfall profit, real property, ad valorem, personal property, capital stock, social security, unemployment, employment, disability, payroll, employee or other withholding, or other tax, of any kind whatsoever, whether disputed or not, imposed by any Tax Authority, including any interest, penalties or additional amounts with respect thereto.

“Tax Allocation Agreement” shall mean any written agreement for the allocation or sharing of tax liability or benefits among entities as a result of such entities filing Tax Returns on an affiliated, consolidated, combined or unitary group basis.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means all returns, declarations, reports, claims for refund, information returns or other documents (including any amendments, related or supporting schedules, statements or other information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Third Party Claim” shall have the meaning set forth in Section 11.2(a).

“Third Party Consents” shall have the meaning set forth in Section 6.5(e).

“Third Party Licenses” shall have the meaning set forth in Section 4.9(d).

“Transaction Agreements” means, collectively, this Agreement and each of the Ancillary Agreements.

“Transferred Subsidiaries” shall have the meaning set forth in the Preliminary Statements of this Agreement.

“Unaudited Financial Statements” shall have the meaning set forth in Section 4.4(a).